     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              THE VIALINK COMPANY
                 (Name of Small Business Issuer in Its Charter)

             DELAWARE                             7371                            73-1247666
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                               13800 BENSON ROAD
                          EDMOND, OKLAHOMA 73013-6417
                           TELEPHONE: (405) 936-2500
                           FACSIMILE: (405) 936-2599
         (Address and telephone number of principal executive offices)

                           13155 NOEL ROAD, SUITE 800
                              DALLAS, TEXAS 75240
     (Address of principal place of business or intended place of business)

                                J. ANDREW KERNER
                            CHIEF FINANCIAL OFFICER
                              THE VIALINK COMPANY
                           13155 NOEL ROAD, SUITE 800
                              DALLAS, TEXAS 75240
                           TELEPHONE: (972) 934-5500
                           FACSIMILE: (972) 934-5555
           (Name, address and telephone number of agent for service)
                             ---------------------

                                   Copies to:

               J. MATTHEW LYONS P.C.                                STEPHEN P. FARRELL
                  KAREN C. WEHNER                                     SHARON L. FERKO
                  AKASH D. SETHI                                    RICHARD MCKILLIGAN
          BROBECK, PHLEGER & HARRISON LLP                       MORGAN, LEWIS & BOCKIUS LLP
           301 CONGRESS AVE., SUITE 1200                              101 PARK AVENUE
                AUSTIN, TEXAS 78701                              NEW YORK, NEW YORK 10178
             TELEPHONE: (512) 477-5495                           TELEPHONE: (212) 309-6000
             FACSIMILE: (512) 477-5430                           FACSIMILE: (212) 309-6273

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM AGGREGATE                     AMOUNT OF
        SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)                     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............             $120,000,000                             $31,680
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 22, 2000

                                         SHARES

                                 [VIALINK LOGO]

                                  COMMON STOCK

     The viaLink Company is selling          shares of common stock in this
offering. Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "IQIQ." We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "VLNK." The last reported sale price of our common stock on the Nasdaq SmallCap Market on March 20, 2000 was $37.13 per share.

                             ---------------------

          AN INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK.
THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7.
                             ---------------------

                                                                  UNDERWRITING
                                                       PRICE TO   DISCOUNTS AND    PROCEEDS
                                                        PUBLIC     COMMISSIONS    TO VIALINK
                                                       --------   -------------   ----------
Per Share............................................     $            $              $
Total................................................     $            $              $

     The underwriters may also purchase from certain stockholders up to an
additional           shares of common stock at the public offering price, less
the underwriting discounts and commissions, to cover over-allotments.

     Delivery of the shares of common stock will be made on or about
            , 2000 against payment in immediately available funds.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WIT SOUNDVIEW
                      ING BARINGS
                                   A.G. EDWARDS & SONS, INC.
                                                                   STEPHENS INC.

                                           , 2000

                       Description of inside front cover.

Our logo appears at the top right corner of the inside front cover of the prospectus. Toward the top of the inside front cover page is a caption that reads, "Are you ready?" The following text follows this:

     o Synchronize critical product, price and promotion information through a single connection

     o Collaborate with every member of your trading community

     o Improve decision-making

     o Increase supply chain efficiency

The bottom half of the page contains two diagrams. The diagram on the left contains several circles representing participants in the consumer packaged goods and grocery industries' supply chain. The circles are linked through a web of multiple connections. The text "That was then..." appears below this diagram.

The diagram on the right is a wheel and spoke diagram. Each of the circles representing supply chain participants has one connection to a central circle labeled "syncLink." The text "This is now." appears below the diagram.

                        Description of inside back cover.

Our logo appears in the upper right hand corner.

The inside cover page includes language as follows:

"The cornerstone of e-business"

Below this language is a bar graph with three vertical bars labeled chain pricing, item movement and scan based trading. The chain pricing bar contains a picture of a computer. The item movement bar contains a picture of boxes on a hand cart. The scan based trading bar contains a picture of a shopping cart. The three vertical bars are above a horizontal bar labeled syncLink.

Below the bar graph appears the following text:

     o syncLink - synchronizes product, price and promotion information.

     o Chain Pricing - allows authorized suppliers to share price and promotion information.

     o Item Movement - provides trading partners with timely retail sales and warehouse item information.

     o Scan Based Trading - provides information to allow trading partners to transact business based on actual retail sales.

At the bottom of the inside front cover is the caption, "Are you viaLink ready?" To the right of this caption is the logo of our viaLink ready Program.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Note Regarding Forward-Looking Statements...................   16
Use of Proceeds.............................................   16
Price Range of Common Stock.................................   17
Capitalization..............................................   18
Dividend Policy.............................................   18
Selected Financial Data.....................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   26
Management..................................................   38
Certain Transactions........................................   48
Principal Stockholders......................................   50
Description of Securities...................................   51
Shares Eligible for Future Sale.............................   55
Underwriting................................................   57
Legal Matters...............................................   59
Experts.....................................................   59
Where You Can Find Additional Information...................   59
Index to Financial Statements...............................  F-1

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                   ASSUMPTIONS THAT APPLY TO THIS PROSPECTUS

     This offering is for           shares. The underwriters have a 30-day
option to purchase up to           additional shares from certain stockholders
to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise their over-allotment option. Unless we state otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

     Except where we state otherwise, the information we present in this prospectus reflects a 2-for-1 split of our common stock effective as of December 21, 1999 and the proposed 2-for-1 split of our common stock to be effected as of March 28, 2000 in the form of a stock dividend paid to the stockholders of record on March 17, 2000.
                             ---------------------

     All references in this prospectus to "viaLink," "we," "us" and "our" are intended to refer to The viaLink Company, a Delaware corporation, and its predecessors Applied Intelligence Group, Inc., an Oklahoma corporation, and The viaLink Company, an Oklahoma corporation.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus, especially the risks of investing in our common stock discussed under the caption "Risk Factors," and the attached financial statements and related notes.

                              THE VIALINK COMPANY

     We are a leading provider of subscription-based, business-to-business electronic commerce services that enable consumer packaged goods (CPG) and grocery industry participants to efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. We believe our solution allows retailers and suppliers to increase sales and reduce costs. We market our services through our direct sales force and indirectly through our alliances, particularly those we have with Ernst & Young and i2 Technologies. Our 620 customers include small suppliers and retailers as well as large national and regional customers, such as Coors Brewing Company, Kraft Foods, Spartan Stores and Unified Western Grocers.

     The large and highly fragmented U.S. CPG and grocery industries represented $851 billion in retail sales in 1997. These industries manufacture and distribute a wide variety of prepackaged items primarily sold in supermarkets, convenience stores, small grocery stores, mass merchandisers, warehouse clubs and chain drugstores. The movement of merchandise from manufacturer to retailer is characterized by various multi-tiered distribution methods, such as direct-to-store deliveries and intermediate deliveries through wholesalers, distributors and retailer warehouses. This distribution structure is commonly referred to as the "supply chain." Communicating information throughout the supply chain is complex due to the large number of items managed at each retailer, frequent changes in item, price and promotion information, and variations of product assortment, pricing and promotion by geography, store size or demographic factors.

     Traditionally, retailers and suppliers have used a manual, paper-based system to manage their supply chain information, often resulting in operational inefficiencies and administrative errors. Although electronic data interchange has been an available alternative for several years, many retailers and suppliers find this approach too costly and technologically difficult to implement. As a result, only a small percentage of the industries' suppliers and retailers have access to electronic supply chain applications. Currently, there is no established universal, low-cost electronic method for manufacturers, wholesalers, distributors and retailers to share item, price and promotion information easily and efficiently. Our solution connects authorized trading partners across technology platforms with varied degrees of sophistication.

     We believe our services provide the only Internet-based electronic commerce solution currently available to the CPG and grocery industries for synchronizing item, price and promotion information. Our syncLink service replaces the multiple connections among manufacturers, wholesalers, distributors and retailers with a single electronic connection to a synchronized, secure, shared database. As the item, price and promotion information-of-record for participating trading partners, syncLink forms the foundation for our other electronic commerce services: Chain Pricing, Item Movement and Scan Based Trading.

     Our solution enables subscribers to:

     - Improve the visibility and sharing of item, price and promotion information throughout the supply chain;

     - Reduce supply chain information inefficiencies;

     - Manage data complexity;

     - Collaborate on product and promotion decisions; and

     - Improve overall service levels to their customers.

     Using our direct sales force and alliance relationships, we intend to create a network effect by targeting leading national and regional retailers and suppliers and providing the services necessary to create efficiencies for all key supply chain participants. We believe the value of our services to our subscribers will increase with the addition of new trading partners, thereby increasing the overall value of our solution. We intend to become the industry-accepted electronic commerce utility for synchronizing item, price and promotion information in the CPG and grocery industries. As part of our strategy to achieve this objective, we also intend to:

     - Build on our first mover advantage and increase brand awareness;

     - Leverage our strategic alliances and relationships;

     - Expand our service offerings; and

     - Enter into new industries and geographic markets.

                             ---------------------

     We were incorporated in the State of Oklahoma in 1985. We changed our name to The viaLink Company in 1998 and reincorporated in the State of Delaware in 1999. Our principal executive offices are located at 13800 Benson Road, Edmond, Oklahoma 73013-6417, and our telephone number is (405) 936-2500. Our Web site is located at http://www.vialink.com. Information contained in, or linked to, our Web site does not constitute part of this prospectus.

                             ---------------------

     viaLink(R) and Chainlink(R) are our registered trademarks. viaLink ready(SM) and syncLink(SM) are our service marks. All other trademarks and service marks appearing in this prospectus are the trademarks or service marks of the respective companies that use them.

                                  THE OFFERING

Common stock we are
offering...................            shares

Common stock to be
outstanding after this
  offering.................            shares

Use of Proceeds............  We intend to use the net proceeds for:

                             - Investing in and developing our services and
                               technology;

                             - Expanding our sales and marketing activities;

                             - Expanding into new markets;

                             - Moving our corporate headquarters to Dallas,
                               Texas; and

                             - Working capital and other general corporate
                               purposes.

                             We may also use a portion of the proceeds for acquisitions, strategic alliances or joint ventures. See "Use of Proceeds."

Nasdaq SmallCap Market
  Symbol...................  IQIQ

Proposed Nasdaq National
  Market Symbol............  VLNK
                             ---------------------

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 3, 2000. This number excludes:

     - 15,000,000 shares of common stock reserved for issuance pursuant to our 1999 Stock Option/Stock Issuance Plan, of which an aggregate of 10,653,056 shares of common stock are issuable upon the exercise of stock options outstanding as of March 3, 2000 with a weighted average exercise price of $5.01 per share;

     - 45,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 3, 2000 with a weighted average exercise price of $1.50 per share;

     - 3,848,783 shares of common stock issuable upon the conversion of outstanding convertible debt with a conversion price of $1.75 per share;

     - 66,801 shares of common stock issued to each of i2 Technologies, Inc., Hewlett-Packard Company and Millennium Partners, L.P. in connection with a private placement;

     - 10,021 shares of common stock issuable upon the exercise of warrants at an exercise price of $41.92 per share issued to each of i2 Technologies, Hewlett-Packard and Millennium Partners in connection with a private placement; and

     - 785,000 shares of common stock reserved for issuance pursuant to our employee stock purchase plan.

                             SUMMARY FINANCIAL DATA

     This information was derived from our audited financial statements. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

     Prior to 1999, we derived substantially all of our revenues from providing management consulting services and systems integration services. We sold the assets underlying our management consulting services and system integration services during 1998. Accordingly, the summary financial data as of and for the year ended December 31, 1999 is not comparable to periods ending prior to 1999.

     The "Pro Forma" column reflects the sale of an aggregate of 200,403 shares of our common stock and warrants to purchase an additional 30,063 shares of our common stock at an exercise price of $41.92 per share to i2 Technologies, Hewlett-Packard and Millennium Partners in March 2000. The "Pro Forma As
Adjusted" column reflects our sale of      shares of common stock at an offering
price of $     per share, after deducting underwriting discounts and commissions and our offering expenses.

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $ 9,022,842   $ 8,230,628   $    615,519
Loss from operations.................................   (2,899,364)   (1,478,690)   (13,787,537)
Net income (loss)....................................  $(1,860,818)  $   649,638   $(12,635,963)
Net income (loss) per common share:
  Basic..............................................  $     (0.17)  $      0.06   $      (0.96)
  Diluted............................................  $     (0.17)  $      0.05   $      (0.96)
Weighted average common shares outstanding:
  Basic..............................................   10,909,752    10,964,164     13,114,028
  Diluted............................................   10,909,752    12,409,772     13,114,028

                                                                AS OF DECEMBER 31, 1999
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short term investments.....  $15,095,748   $20,925,748   $
Working capital.......................................   13,850,135    19,680,135
Total assets..........................................   23,238,589    29,068,589
Long-term debt........................................    4,230,720     4,230,720
Total stockholders' equity............................   16,771,348    22,601,351

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.

DUE TO THE RECENT SALE OF OUR CONSULTING AND SYSTEMS INTEGRATION ASSETS AND THE SALE OF OUR SUBSIDIARY, IJOB, INC., WE NEED TO REPLACE MOST OF OUR HISTORICAL REVENUES WITH REVENUES FROM OUR VIALINK SERVICES.

     We have historically derived substantially all of our revenues from providing management consulting services and computer systems integration services to the retail and wholesale distribution industries. In order to permit us to focus our resources solely on developing and marketing our viaLink services, we sold the assets underlying our management consulting services and computer systems integration services, and we sold our wholly-owned subsidiary, ijob, Inc. We had previously generated over 90% of our total revenues from these operations.

     As a result of these sales, we are now substantially dependent on revenues generated from our viaLink services. Our viaLink services have achieved limited market acceptance and, to date, have accounted for an insignificant amount of our historical revenues. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. These risks include, but are not limited to, our:

     - Need for our services to achieve market acceptance and produce a sustainable revenue stream;

     - Need to expand sales, support and product development capabilities;

     - Need to manage rapidly changing operations;

     - Dependence upon key personnel;

     - Reliance on strategic alliances and relationships;

     - Ability to obtain financing on acceptable terms; and

     - Ability to offer greater value than our competitors.

     Our business strategy may not successfully address these risks. If we fail to recognize significant revenues to replace the revenues lost in these sales, our business, financial condition and operating results would be materially adversely affected.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR VIALINK SERVICES. IF OUR VIALINK SERVICES FAIL TO BECOME ACCEPTED BY THE CONSUMER PACKAGED GOODS AND GROCERY INDUSTRIES, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Virtually all of our revenues for the foreseeable future will be derived from implementation fees and subscription revenues from our viaLink services, which may not achieve market acceptance. To date we have received an insignificant amount of revenues from these services. The acceptance of our syncLink service as an industry-wide shared database will depend upon subscriptions from a large number of industry manufacturers, suppliers and retailers. We cannot predict when a significant number of manufacturers, suppliers and retailers will subscribe to our services, if ever. If our services do not achieve market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

     A number of factors will determine whether our services achieve market acceptance, including:

     - Performance and functionality of our services;

     - Ease of adoption;

     - Satisfaction of our initial subscribers;

     - Success of our marketing efforts;

     - Success of our strategic relationships and alliances;

     - Successful completion and favorable reporting of our synchronization and Scan Based Trading pilot expected in June 2000; and

     - Continued acceptance of the Internet for business use.

     The market for business-to-business electronic commerce services is evolving rapidly. As the market evolves, customers, including our current customers, may not choose our services.

WIDESPREAD INDUSTRY ADOPTION OF OUR SERVICES IS DEPENDENT UPON A CRITICAL MASS OF LARGE NATIONAL RETAILERS AND SUPPLIERS SUBSCRIBING TO OUR SERVICES.

     Our success depends on a significant number of large retailers using our services and linking with manufacturers, wholesalers and distributors over the Internet through syncLink. To encourage purchasers to use our services, syncLink must offer a broad range of product, price and promotion information from a large number of suppliers. However, to attract suppliers to subscribe to syncLink, we must increase the number of retailers who use our services. If we are unable to quickly build a critical mass of retailers and suppliers, we will not be able to benefit from a network effect where the value of our services to each subscriber significantly increases with the addition of each new subscriber. Our inability to achieve this network effect would reduce the overall value of our services to retailers and suppliers and, consequently, would harm our business.

WE DEPEND ON SUPPLIERS FOR THE SUCCESS AND ACCURACY OF OUR SERVICES.

     We depend on suppliers to subscribe to our services in sufficient and increasing numbers to make our services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, we rely on suppliers to update their item, price and promotion information stored in our database. We cannot guarantee that the item, price and promotion information available from our services will always be accurate, complete and current, or that it will comply with governmental regulations. Incorrect information could expose us to liability if it harms users of our services or could result in decreased adoption and use of our services.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE OPERATING LOSSES.

     We have a history of operating losses, and we expect to incur net losses for the foreseeable future. We incurred net operating losses of approximately $2.9 million in 1997, $1.5 million in 1998 and $13.8 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $13.6 million representing the sum of our historical net losses. We expect to expend significant resources to aggressively develop and market our services into an unproven market. Therefore, we expect to have negative cash flow and net losses from operations for the foreseeable future. We may never generate sufficient revenues to achieve or sustain profitability or generate positive cash flow.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS COULD CAUSE OUR STOCK PRICE TO BE VOLATILE OR DECLINE.

     Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future revenues and are largely fixed in the short term. Due in large part to our uncertainty regarding the success of our services, we cannot predict with certainty our quarterly revenues and operating results. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall caused by factors such as delayed or lack of market acceptance of our services. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance, especially in light of the significant changes in our business that we have undertaken. It is possible that in one or more future quarters, our results may fall below the expectations of securities analysts or investors. If this occurs, the trading price of our common stock would likely be volatile or decline.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock has been volatile in the past and may be volatile in the future. The market price of our common stock may be significantly affected by various factors, including but not limited to:

     - Fluctuations in our operating results;

     - Changes in financial estimates by securities analysts or our failure to perform in line with these estimates;

     - Timing of large national retailers and suppliers subscribing to our services;

     - Changes in market valuations of other technology companies;

     - Announcements by us or our potential competitors relating to significant technical innovations, acquisitions, strategic alliances and relationships, joint ventures or investments;

     - Departures of key personnel; and

     - Downturns in the general economy.

IF OUR STRATEGIC ALLIANCES AND RELATIONSHIPS DO NOT PRODUCE THE ANTICIPATED BENEFITS OR IF WE ARE UNABLE TO ENTER INTO ADDITIONAL FUTURE ALLIANCES AND RELATIONSHIPS, OUR SERVICES MAY NOT ACHIEVE MARKET ACCEPTANCE.

     Our business depends substantially on developing and maintaining strategic alliances and relationships to develop, market and sell our services. We believe our current and future strategic alliances and relationships will help us to validate our technology, facilitate broad market acceptance of our services and enhance our sales and marketing. Our current strategic alliances and relationships may not provide the benefits we expect or the access to new customers we anticipate, and they may not be sustained on favorable terms, if at all. Further, we may not be able to enter into successful new strategic alliances and relationships in the future. If we are unable to develop key alliances and relationships or maintain and enhance existing alliances and relationships, our business, operating results and financial condition would be harmed.

A PROMISSORY NOTE WE ISSUED TO HEWLETT-PACKARD HAS LEVERAGED US CONSIDERABLY, CAUSING FINANCIAL AND OPERATING RISK, AND MAY RESULT IN SIGNIFICANT DILUTION TO OUR STOCKHOLDERS.

     As a result of our issuing a $6.0 million subordinated secured convertible promissory note to Hewlett-Packard, our debt service requirements will increase substantially when we are required to repay the note in February 2004. The degree to which we are leveraged could materially adversely affect our ability to obtain future financing and could make us more vulnerable to industry downturns, general economic downturns and competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Additionally, beginning in August 2000, all principal and interest due under the note may be converted into shares of our common stock at $1.75 per share, a substantial discount from our current stock price, which would result in substantial dilution to our stockholders.

WE ARE DEPENDENT UPON THE OPERATION OF HEWLETT-PACKARD'S DATA CENTER FOR THE TIMELY AND SECURE DELIVERY OF OUR SERVICES.

     We use Hewlett-Packard's data center as the host for our services. We are dependent on our continued relationship with Hewlett-Packard and on their data center for the timely and secure delivery of our services. If Hewlett-Packard's data center fails to meet our expectations in terms of reliability and security, our ability to deliver our services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if our relationship with Hewlett-Packard were terminated, we would be forced to find another service provider to host our services. The transition to another service provider could result in interruptions of our services and could increase the cost of providing our services.

OUR SINGLE-SITE INFRASTRUCTURE AND SYSTEMS MAY BE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED EVENTS, AND LOSSES WE INCUR AS A RESULT OF THESE EVENTS COULD EXCEED THE AMOUNT OF INSURANCE WE CARRY.

     The performance of our server and networking hardware and software infrastructure is critical to our business, reputation and ability to provide high quality services and attract and retain users of our services. We depend on our single-site infrastructure and systems which are located at a secure, underground Hewlett-Packard facility in Atlanta, Georgia. Any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our services. These interruptions, if sustained or repeated, could impair our reputation, the quality of our services and our ability to attract and retain users of our services.

     Our systems and operations may be vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, our business interruption insurance may not be sufficient to compensate us for losses that could occur. Any system failure that causes an interruption in services could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services or prevent us from providing our services entirely.

THE ROYALTIES WE MUST PAY TO ERNST & YOUNG AND I2 TECHNOLOGIES COULD ADVERSELY AFFECT OUR ABILITY TO BECOME PROFITABLE.

     Pursuant to an alliance agreement, we must pay Ernst & Young a royalty of 7% of our total revenues, excluding any revenues derived from Ernst & Young audit clients, until May 2001. Upon meeting specified milestones relating to significant Ernst & Young clients becoming our customers, these royalty payments to Ernst & Young will continue in perpetuity.

     Pursuant to a separate alliance agreement, we must pay i2 Technologies a royalty of 5% of syncLink and Chain Pricing subscription services revenues over the term of the agreement through December 31, 2003. The royalty payments we are obligated to pay could inhibit our ability to become profitable and could have an adverse effect on our operating results and financial condition.

WE EXPECT TO FACE INCREASED COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE HARMED.

     Currently, we do not know of any direct competition for our electronic commerce services. However, we believe direct competition for our services will develop and increase in the future. If we face increased competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services.

     To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Our potential competitors may have significant advantages over us, including:

     - Significantly greater financial, technical and marketing resources;

     - Greater name recognition;

     - Broader range of products and services; and

     - Larger customer bases.

     Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The Web-based electronic commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. Our future success will depend on our ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. We cannot be certain that technological developments and products and services our competitors introduce will not cause our existing services, and new technologies in which we invest, to become obsolete.

OUR OPERATING RESULTS MAY BE HARMED IF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE OVER THE INTERNET DOES NOT CONTINUE TO GAIN ACCEPTANCE, PARTICULARLY IN THE CONSUMER PACKAGED GOODS AND GROCERY INDUSTRIES.

     Our ability to achieve market acceptance depends upon the consumer packaged goods and grocery industries' widespread acceptance of the Internet as a vehicle for business-to-business electronic commerce. There are a number of critical issues concerning commercial use of the Internet, including security, reliability, cost, quality of service and ease of use and access. Organizations that have already invested substantial resources in other means of exchanging information may be reluctant to implement Internet-based business strategies. We cannot assure you that Internet-based information management utilizing viaLink, or any other product, will become widespread. If the Internet fails to become widely accepted by the consumer packaged goods and grocery industries, our subscribers may be forced to use private communications networks which would materially adversely affect our operating results.

UNDETECTED SOFTWARE ERRORS OR FAILURES FOUND IN OUR PRODUCTS MAY RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Errors or defects in our products may result in loss of revenues or delay in market acceptance and could materially adversely affect our business, operating results and financial condition. Applications such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial operation. As a result of "bugs" in our software, customers may experience data loss, data corruption or other business disruption, which could subject us to potential liability.

PERFORMANCE PROBLEMS WITH OUR DATABASE OR SOFTWARE COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS WHICH, WHETHER OR NOT SUCCESSFUL, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our subscribers depend on our database to provide, access, manage and share item, pricing and promotion information in an efficient and cost-effective manner. Any errors, defects or other performance problems with our database, software or services could result in financial or other damages to our subscribers. A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our service agreements with our subscribers typically contain provisions designed to limit our exposure to potential liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims in excess of insurance limits could require us to spend significant time and money in litigation or to pay significant damages.

THE SECURITY OF OUR DATABASE COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES.

     We must protect our computer systems and networks from break-ins, security breaches and other disruptive problems associated with the unauthorized use of the Internet. Our database and services may be vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in our database and transmitted through our computer systems and networks and those of our subscribers. In addition, we could, in the future, be subjected to denial of service, vandalism and other attacks on our systems by Internet hackers. Due to the highly proprietary information that we retain in our database, any security breach could adversely affect our ability to attract and retain subscribers, damage our reputation and subject us to litigation. Moreover, the security and privacy concerns of potential subscribers, as well as concerns related to computer viruses, may inhibit the marketability of our services.

     Our services contain security protocols. We have also contracted with third-party providers to provide security protocols for the transmission of data over the Internet. Although we intend to continue our current security efforts and to implement security technology and operational procedures to prevent break-ins, damage and failures, these security efforts may fail. Our insurance coverage may be insufficient in certain circumstances to cover claims that may result from these events.

WE EXPECT OUR PLANNED AGGRESSIVE GROWTH TO STRAIN OUR RESOURCES.

     We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demands on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand our customer service capabilities, contract for third-party implementation resources and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition may be materially adversely affected.

WE PLAN TO EXPAND INTO INTERNATIONAL MARKETS, WHICH WILL CAUSE OUR BUSINESS TO BECOME SUSCEPTIBLE TO ADDITIONAL RISKS.

     As part of our strategy, we plan to expand our presence and the sales of our services outside the United States. Conducting international operations would subject us to risks we do not face in the United States including:

     - Currency exchange rate fluctuations;

     - Unexpected changes in regulatory requirements;

     - Longer accounts receivable payment cycles and difficulties in collecting accounts receivables;

     - Difficulties in managing and staffing international operations;

     - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - The burdens of complying with a wide variety of foreign laws and regulatory requirements;

     - Reduced protection for intellectual property rights in some countries;

     - Political and economic instability; and

     - Language barriers.

     Each country may have unique operational characteristics in each of their CPG and grocery industries that may require significant modifications to our existing services. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate due to the fact that the Internet may not be used as widely in other countries or that the adoption of electronic commerce may evolve slowly or may not evolve at all.

As a result, we may not be successful in marketing our services to retailers and suppliers in markets outside the United States.

WE PLAN TO MOVE OUR CORPORATE HEADQUARTERS TO DALLAS, TEXAS. THIS MOVE MAY ADVERSELY AFFECT OUR OPERATIONS AND CAUSE US TO LOSE KEY PERSONNEL.

     We intend to move our corporate headquarters from Edmond, Oklahoma to Dallas, Texas within the next 12 months. We believe the move to Dallas will give us greater access to technology and development personnel and resources. We expect this move will place a significant strain on our operations and may cause us to lose some of our employees, particularly our development staff. While we anticipate that many of our employees will accept positions with us in Dallas, we cannot assure you that all of our employees will be willing to relocate. If we were to lose a significant number of employees, our management would have to devote a significant amount of their time to recruiting and training efforts and our business, financial condition and operating results may be materially adversely affected. In addition, the lease on our facilities in Oklahoma extends until 2005. If we are unable to sublease or assign these premises on acceptable terms or if our landlord refuses to release us from our obligations under the lease, we will remain liable for all or a portion of the remaining rental payments, which would negatively affect our operating results.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

     Our future performance depends on the continued service of our key senior management team, Smalltalk programmers and sales personnel. The loss of the services of one or more of our key personnel, in particular Lewis B. Kilbourne, our Chief Executive Officer, could seriously harm our business. On October 1, 1998, we entered into an employment agreement with Dr. Kilbourne. This agreement has a three-year term, with year-to-year renewals. We do not maintain a key man life insurance policy for Dr. Kilbourne. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

IF WE MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES OR ADDITIONAL ALLIANCE ARRANGEMENTS, OUR MANAGEMENT'S ATTENTION MAY BE DIVERTED FROM OUR OPERATIONS, WE MAY INCUR ADDITIONAL LIABILITIES AND WE MAY NOT SUCCESSFULLY INTEGRATE ACQUIRED OPERATIONS.

     In the future we may acquire additional businesses, products and technologies, or enter into joint ventures or alliance arrangements that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and alliance agreements and management's integration of acquired businesses, products or technologies could divert their time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles or write-off in-process research and development and other acquisition-related expenses. Further, we may not be able to successfully integrate any acquired business, product or technology into our existing operations or retain the key employees of the acquired business. If we are unable to fully integrate an acquired business, product or technology, we may not receive the intended benefits of that acquisition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     Our success is in part dependent upon our proprietary software technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. Our subscription agreements contain provisions prohibiting the unauthorized use, copying and transfer of our proprietary information. We own no patents; rather, we rely on a combination of trade secret, copyright and trademark laws as well as non-disclosure and confidentiality agreements to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

     Any litigation to enforce our intellectual property rights may divert management resources and may not be adequate to protect our business. We also could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our subscribers for similar claims made against them. Any claims against us or any claims we may seek to bring against others could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. Intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR USE IN OUR PRODUCTS. IF WE ARE UNABLE TO CONTINUE TO USE THESE SOFTWARE LICENSES, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We currently, and in the future we expect to continue to, license or otherwise obtain access to intellectual property of third parties. We rely upon software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain, any of these software licenses, could result in delays in our ability to provide our services or in reductions in the services we provide until we integrate equivalent software that we develop internally or that we identify and license from a third-party. Any delay in product development or in providing our services could damage our business, operating results and financial condition.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND SUBSCRIBERS.

     If one or more of our major customers were to substantially reduce or terminate their use of our services, our business, operating results and financial condition would be harmed. In 1999, we derived 70% of our total revenues from our five largest customers. Our largest customer in 1999 accounted for approximately 27% of our total revenues. The amount of our revenues attributable to specific customers is likely to vary from year to year. We do not have long-term contractual commitments with any of our current subscribers, and our subscribers may terminate their contracts with little or no advance notice and without significant penalty. As a result, we cannot be certain that any of our current subscribers will be subscribers in future periods. A subscriber termination would not only result in lost revenue, but also the loss of subscriber references that are necessary for securing future subscribers.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

     Sales of a substantial number of shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. As of March 3, 2000, we had outstanding 19,735,416 shares of common stock. Of these shares:

     - 16,047,780 shares are freely tradable without restriction or further registration under the Securities Act unless purchased by our "affiliates;" and

     - 3,687,636 shares of common stock are "restricted securities" as defined in Rule 144 of the Securities Act.

     An additional 1,541,052 shares of common stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of these options will be freely tradable following the termination of a lock-up arrangement for 120-days following the effective date of this registration statement.

     An additional 45,000 shares of common stock are issuable upon the exercise of currently exercisable warrants. All of the shares issued upon the exercise of these warrants will be freely tradable.

     Pursuant to the $6.0 million subordinated secured convertible promissory note we issued to Hewlett-Packard, Hewlett-Packard may convert the note into shares of our common stock at a conversion price of $1.75 per share beginning in August 2000. Hewlett-Packard is also entitled to request the registration of 66,801 shares of our common stock purchased by them and 10,021 shares of our common stock issuable to them upon the exercise of a warrant we issued to them in connection with a private placement. All of our shares of common stock held by Hewlett-Packard are subject to a lock-up arrangement for 120 days following the effective date of this registration statement.

     Pursuant to our agreement with Ernst & Young, Ernst & Young is entitled to request the registration of 750,000 shares of our common stock which were purchased by them upon the exercise of a warrant. All of our shares of common stock held by Ernst and Young are subject to a lock-up arrangement for 120 days following the effective date of this registration statement.

     Pursuant to certain agreements with i2 Technologies, i2 Technologies is entitled to request the registration of 962,337 shares of our common stock which were purchased by them and 756,289 shares of common stock issuable to them upon exercise of the warrants. All of our shares of common stock held by i2 Technologies are subject to a lock-up arrangement for 120 days following the effective date of this registration statement.

     In addition, we are required to register 66,801 shares of our common stock which were purchased by Millennium Partners and 10,021 shares of our common stock issuable to them upon the exercise of a warrant issued to them in connection with a private placement, upon the later to occur of 120 days following the close of the private placement or 30 days following the effective date of this registration statement.

OUR MANAGEMENT HAS BROAD DISCRETION REGARDING THE USE OF THE NET PROCEEDS OF THIS OFFERING.

     Our management will have broad discretion over how we use the net proceeds of this offering and could spend proceeds in ways with which you may not agree. Pending deployment of the funds, the proceeds may be invested in ways that do not yield favorable returns. Please see the "Use of Proceeds" section of this prospectus for more information about how we plan to use the proceeds of this offering.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT, DELAY OR IMPEDE A CHANGE IN CONTROL OF US AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation and bylaws, including those relating to our classified board and our ability to offer "blank check" preferred stock, could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We are also subject to the anti-takeover laws of Delaware which may discourage, delay or prevent someone from acquiring or merging with us, which may adversely affect the market price of our common stock. Please see "Description of Securities -- Anti-Takeover Effects" for more information concerning anti-takeover provisions.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

     The public offering price is expected to be substantially higher than the net tangible book value per share of our outstanding common stock immediately
after this offering. Accordingly, assuming a public offering price of $     per
share, if you purchase common stock in this offering, you will incur immediate
dilution of approximately $     in the net tangible book value per share of our
common stock from the price you pay for our common stock. In the past, we issued options and warrants to acquire, and a note convertible into, our common stock at prices significantly below the offering price. If these options, warrants or conversion features are exercised, you will incur additional dilution.
                             ---------------------

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

     At the offering price of $     per share, we will receive approximately
$     million from the sale of      shares of our common stock, net of estimated
offering expenses and underwriting discounts and commissions payable by us. We will not receive any of the net proceeds received by certain selling stockholders if the underwriters exercise their over-allotment option.

     We are undertaking this offering and currently intend to use the net proceeds of this offering to fund further investment in and development of our services and technology, expansion of our sales and marketing activities, expansion into other industries and geographic markets, relocation of our corporate headquarters, and working capital and other general corporate purposes. Although we have no current commitments with respect to any material transactions, we evaluate acquisition opportunities from time to time and may use a portion of the proceeds of this offering for acquisitions, strategic alliances or joint ventures. Our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade or similar interest-bearing instruments.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol "IQIQ" since November 1996. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "VLNK." The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as reported by the Nasdaq SmallCap Market.

                                                               COMMON STOCK
                                                                   PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1997:
First Quarter...............................................  $ 1.34   $ 0.92
Second Quarter..............................................    1.06     0.75
Third Quarter...............................................    1.38     0.77
Fourth Quarter..............................................    1.13     0.75
1998:
First Quarter...............................................    1.03     0.75
Second Quarter..............................................    1.23     0.66
Third Quarter...............................................    0.88     0.59
Fourth Quarter..............................................    2.81     0.61
1999:
First Quarter...............................................    7.75     2.92
Second Quarter..............................................    5.75     3.31
Third Quarter...............................................    4.61     3.31
Fourth Quarter..............................................   18.19     4.53
2000
First Quarter (through March 20, 2000)......................  $40.88   $14.44

     As of March 3, 2000, there were approximately 81 record holders of our common stock. On March 20, 2000, the closing sales price of our common stock as reported on the Nasdaq SmallCap Market was $37.13.

                                 CAPITALIZATION

     The following table summarizes our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the sale of an aggregate of 200,403 shares of our common stock and warrants to purchase an additional 30,063 shares of common stock at an exercise price of $41.92 per share to i2 Technologies, Hewlett-Packard and Millennium Partners in March 2000; and

     - on a pro forma as adjusted basis to reflect the net proceeds from this public offering.

                                                                AS OF DECEMBER 31, 1999
                                                        ----------------------------------------
                                                                                      PRO FORMA
                                                           ACTUAL       PRO FORMA    AS ADJUSTED
                                                        ------------   -----------   -----------
Cash and cash equivalents.............................  $  8,616,305   $14,446,305    $
Short-term investments................................     6,479,443     6,479,443
                                                        ------------   -----------    --------
Total.................................................  $ 15,095,748   $20,925,748    $
                                                        ============   ===========    ========

Long-term debt........................................  $  4,230,720   $ 4,230,720    $
Stockholders' equity:
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 19,569,644, 19,770,047 and
     shares issued and outstanding, respectively......        19,570        19,770
  Additional paid-in capital..........................    31,740,964    37,570,764
  Unearned stock compensation.........................    (1,389,079)   (1,389,079)
  Accumulated deficit.................................   (13,600,107)  (13,600,107)
                                                        ------------   -----------    --------
          Total stockholders' equity..................    16,771,348    22,601,351
                                                        ------------   -----------    --------
          Total capitalization........................  $ 21,002,068   $26,832,071    $
                                                        ============   ===========    ========

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock and we do not intend to pay cash dividends on our capital stock in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our board of directors. In addition, the terms of the subordinated secured convertible promissory note we issued to Hewlett-Packard prohibit us from paying any dividends while any amounts remain outstanding under this note.

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to, and should be read in conjunction with, our financial statements and related notes contained elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data presented below is not necessarily indicative of our future results of operations or financial performance. The selected financial information as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 is derived from our audited financial statements appearing elsewhere in this prospectus. The selected financial data as of December 31, 1997 is derived from our audited financial statements not included in this prospectus. Prior to 1999, we derived substantially all of our revenue from providing management consulting services and system integration services. We sold the assets underlying our management consulting services and computer integration services during 1998. Accordingly, the selected financial data as of and for the year ended December 31, 1999 is not comparable to periods ending prior to 1999.

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $ 9,022,842   $ 8,230,628   $    615,519
Operating expenses:
  Direct cost of sales...............................    2,211,956     1,563,757             --
  Customer operations................................    4,526,968     3,759,626      2,655,113
  Development........................................    1,131,093     1,205,743      2,803,247
  Selling and marketing..............................      708,652       435,978      2,919,857
  General and administrative.........................    2,840,978     2,285,955      5,430,466
  Depreciation and amortization......................      502,559       458,259        594,373
                                                       -----------   -----------   ------------
          Total operating expenses...................   11,922,206     9,709,318     14,403,056
Loss from operations.................................   (2,899,364)   (1,478,690)   (13,787,537)
Interest expense, net................................      (73,581)     (161,355)    (3,983,785)
Gain on sale of assets...............................           --     3,339,123      1,262,921
Realized gain on sale of marketable securities.......           --            --      3,872,438
                                                       -----------   -----------   ------------
Income (loss) before income taxes....................   (2,972,945)    1,699,078    (12,635,963)
Provision (benefit) for income taxes.................   (1,112,127)    1,049,440             --
                                                       -----------   -----------   ------------
Net income (loss)....................................   (1,860,818)      649,638    (12,635,963)
Other comprehensive income (loss):
  Unrealized income(loss) on marketable securities,
  net of tax.........................................           --      (315,673)       315,673
                                                       -----------   -----------   ------------
Comprehensive income (loss)..........................  $(1,860,818)  $   333,965   $(12,320,290)
                                                       ===========   ===========   ============
Net income (loss) per common share:
  Basic..............................................  $     (0.17)  $      0.06   $      (0.96)
  Diluted............................................  $     (0.17)  $      0.05   $      (0.96)
Weighted average common shares outstanding:
  Basic..............................................   10,909,752    10,964,164     13,114,028
  Diluted............................................   10,909,752    12,409,772     13,114,028

                                                                  AS OF DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....  $    80,769   $   715,446   $ 15,095,748
Working capital (deficit)............................     (331,366)    1,049,917     13,850,135
Total assets.........................................    5,804,153     4,597,046     23,238,589
Long-term debt and other long-term obligations.......    1,017,024            --      4,230,720
Total stockholders' equity...........................    2,887,936     3,486,579     16,771,348

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

OVERVIEW

     We are a leading provider of subscription-based, business-to-business electronic commerce services that enable CPG and grocery industry participants to efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.

     We were originally formed in 1985 as Applied Intelligence Group, Inc. From inception, our operations consisted primarily of consulting services related to the planning, designing, building and installation of computerized information management systems and computerized checkout or point-of-sale systems in the retail and distribution industry. We also provided a Web-based human resource recruiting application.

     In 1993, we began the design and development of viaLink, an Internet-based subscription service to complement our existing consulting business. We introduced the syncLink service, formerly marketed and sold as Item Catalog, in January 1997. In 1998, we made the strategic decision to focus exclusively on our viaLink services. As a result, we sold our management consulting and systems integration assets to The NetPlex Group, Inc. in September 1998 and changed our name to The viaLink Company in October 1998. In December 1998, we sold ijob, our wholly-owned subsidiary which operated our Web-based human resources recruiting application, to DCM Company.

     Prior to 1999, we derived substantially all of our revenues from our consulting and systems integration assets. As a result of the sales of our management consulting and systems integration assets and ijob, we resemble a development stage company because our planned principal operations have not yet generated significant revenues. This fundamental change in our business is extremely risky, and we cannot be certain that our strategic decision to shift our focus from our historical businesses to our viaLink services ultimately will be successful.

     We expect to generate our future revenues primarily from monthly subscriptions to our services. For use of our syncLink service, retailers pay us based on the number of suppliers from whom they receive data and suppliers pay us based on the number of retailers that subscribe to their data. Our basic syncLink subscription service fee is a monthly flat fee per trading partner per store for direct-store-delivery customers. We have a similar pricing model for warehouse-delivered products. Our other services, Chain Pricing, Item Movement and Scan Based Trading, are available for additional fees. Previously, we priced our services based on a flat monthly subscription rate with no variable component for the number of stores or warehouse connections.

     We also charge an implementation fee ranging from $1,200 for an on-line implementation to over $100,000 for more complex supplier and retailer installations. Our implementation fees are separately priced based on time and materials. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to our services. Our typical implementation fee is approximately $20,000. Additionally, we receive revenues from the performance of certain Web-hosting services, but we expect to reduce our focus and reliance on providing these services in the future.

     We recognize revenues for our subscription and Web-hosting services as they are provided. Revenues collected in advance are deferred and recognized as earned. Revenues for implementations are recognized as the implementations are completed. We have agreed to pay a royalty of up to 7% of our total revenues to Ernst & Young and 5% of our syncLink and Chain Pricing subscription revenues to i2 Technologies.

     We reported a substantial loss from operations for the fiscal year ended December 31, 1999 and we expect to report substantial losses for the foreseeable future. The extent of these losses will depend primarily on the amount of revenues generated from implementations of and subscriptions to our viaLink services, which have not yet achieved market acceptance or significant market penetration. In order to achieve market penetration, we expect to continue our high level of expenditures for sales and marketing and development of our viaLink services. These expenses substantially exceed our revenues, which to date have been minimal. As a result, we expect to incur losses in future periods until such time as the recurring revenues from these services are sufficient to cover expenses.

RESULTS OF OPERATIONS

     The sale of our consulting and systems integration assets was effective September 1, 1998, and the sale of ijob was effective December 31, 1998. As a result of the sale of our consulting and systems integration assets, we are no longer a reseller of hardware and software. Consequently, our results of operations for the year ended December 31, 1999 do not include the results of operations related to the consulting and systems integration assets or the operations of ijob. Our results of operations for the years ended December 31, 1997 and 1998 include the sales, expenses and results of operations related to the consulting and systems integration assets through August 31, 1998 and the operations of ijob for the entire period. Therefore, the results of operations for the year ended December 31, 1999 are not comparable to the year ended December 31, 1998 and the results of operations for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997

  Comparison of 1999 to 1998

     Revenues. Our total revenues decreased 93%, from $8.2 million for the fiscal year ended December 31, 1998, to $616,000 for the fiscal year ended December 31, 1999. The decrease in revenues was the result of the sales of our management consulting and systems integration assets and ijob.

     Direct Cost of Sales. Direct cost of sales consists of purchased hardware and certain software for resale, and costs associated with viaLink's proprietary software products. Direct cost of sales were eliminated in 1999 as the result of the sale of our consulting and systems integration assets in 1998.

     Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing our technical operations and hosting facilities. Customer operations expense also includes the cost of providing support and maintenance to customers. Our customer operations expense decreased 29%, from $3.8 million for the fiscal year ended December 31, 1998, to $2.7 million for the fiscal year ended December 31, 1999. This decrease was largely due to a decrease in the personnel costs which resulted from the sale of the consulting and systems integration assets during 1998.

     Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, quality assurance and testing. Our development expenses increased 132%, from $1.2 million for the fiscal year ended December 31, 1998, to $2.8 million for the fiscal year ended December 31, 1999. This increase was due primarily to an increase in development staff from 15 persons at January 1, 1999 to 27 persons at December 31, 1999. Additionally, $487,000 of non-cash service costs is included in development expense in 1999 for the amortization of a portion of the fair value of the warrants issued to Ernst & Young and i2 Technologies, reflecting the development efforts provided by these alliance partners. We are utilizing and will increase our reliance on our alliance partners and other vendors to advance our development efforts. We are currently undertaking various projects that we expect will result in continued increases in these types of expenses for the foreseeable future.

     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, commissions, travel, promotional events, including trade shows, seminars and technical conferences, advertising and public relations programs. Selling and marketing expense increased 570%, from $436,000 for the fiscal year ended December 31, 1998, to $2.9 million for the fiscal year ended December 31, 1999. This increase in selling and marketing expense was primarily due to (a) the expansion of our sales, business development and marketing team from four persons at January 1, 1999 to 15 persons at December 31, 1999, resulting in $900,000 in increased personnel costs, (b) our new marketing and promotional program to promote our viaLink services, resulting in approximately a $1.1 million increase in advertising, travel and other fees and (c) $487,000 of non-cash service costs for the amortization of a portion of the fair value of the warrants issued to Ernst & Young and i2 Technologies reflecting the selling and marketing efforts provided by these alliance partners. We expect these types of expenses will continue to increase in the foreseeable future.

     General and Administrative (G&A). G&A expense consists primarily of the personnel and other costs of the finance, human resources, administrative and executive departments and the fees and expenses associated with legal, accounting and other services. G&A expense increased 138%, from $2.3 million for the fiscal year ended December 31, 1998, to $5.4 million for the fiscal year ended December 31, 1999. This increase in G&A expense is primarily attributable to the recruiting, staffing and relocation of key executive and management staff and the related increase in personnel expenses for the administrative infrastructure built to support future operations. In addition, G&A expense also increased due to an increase in legal, consulting and other professional fees. As a result of our significant efforts to develop internal processes and infrastructure to support the expected increase in operational activity and scale, we anticipate that our G&A expense will continue to increase in absolute dollars for the foreseeable future.

     Depreciation and Amortization. Depreciation and amortization expense increased 30%, from $458,000 for the fiscal year ended December 31, 1998, to $594,000 for the fiscal year ended December 31, 1999. This increase reflects the effect of $2.3 million in capital expenditures in 1999 for new computer hardware and software to support the viaLink services. This effect is partially offset by the sale of our consulting and systems integration assets on September 1, 1998, and the sale of ijob on December 31, 1998.

     Interest Expense, Net. Interest expense, net, increased from $161,000 for the fiscal year ended December 31, 1998, to $4.0 million for the fiscal year ended December 31, 1999. This increase is due to the promissory note we issued to Hewlett-Packard for $6.0 million at 11.5% interest, plus the amortization of the beneficial conversion feature of the note as more fully discussed in Note 5 to the financial statements. We will continue to record non-cash interest charges of approximately $1.0 million per quarter until the conversion date of August 5, 2000. Interest expense is offset by interest income on short-term investments.

     Gain on Sale of Assets. Gain on sale of assets decreased 62%, from $3.3 million for the fiscal year ended December 31, 1998, to $1.3 million for the fiscal year ended December 31, 1999. On March 11, 1999, DCM Company paid the note receivable of $800,000 plus accrued interest in full due to us in connection with the sale of ijob, and we recognized the deferred gain of $462,000 during the first quarter of 1999. We also recorded $801,000 of income under the earn-out agreement with NetPlex during 1999. Due to the potential for non-payment, no amounts have been recorded under the NetPlex earn-out agreement subsequent to September 30, 1999. We will continue to record income under the earn-out agreement as we receive payments.

     Realized Gain on Sale of Marketable Securities. During the second quarter of 1999, we converted 643,770 shares of NetPlex preferred stock we received as consideration for the sale of the consulting assets into 643,770 shares of freely-tradable common stock of NetPlex. In December 1999, we sold all of our shares of NetPlex common stock for proceeds of $4.9 million. This sale resulted in a realized gain of $3.9 million recorded for the fiscal year ended December 31, 1999.

     Tax Provision. Deferred tax assets and deferred tax liabilities are separately recognized and measured at currently enacted tax rates for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. Prior to the third quarter of 1998, we had recorded a tax benefit of $1.0 million related to the pre-tax losses incurred in prior years, and no valuation allowance had been established prior to the third quarter of 1998. As a result of the net gain on the sale of our consulting and systems integration assets, the deferred tax asset of $1.0 million was realized and a valuation allowance of $190,000 was established for the remaining net deferred tax asset as of September 30, 1998. The deferred tax asset at December 31, 1998 and December 31, 1999, generated by losses recorded in the fourth quarter of 1998 and during 1999, is offset by a full valuation allowance. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as we believe it is more likely than not that the asset will be realized.

     Other Comprehensive Income. Other comprehensive income for the fiscal year ended December 31, 1998 includes an unrealized loss of $316,000, representing the net decrease in market value of the 643,770 shares of NetPlex stock received as consideration from the sale of our consulting and systems integration assets from September 1, 1998 to December 31, 1998. During 1999, and through the date of sale of the NetPlex shares, we continued to record other comprehensive income for the fluctuations in market value. All such unrealized gains were realized as gain on sale of securities in December 1999.

  Comparison of 1998 to 1997

     Revenues. Our total revenues decreased 9%, from $9.0 million for the fiscal year ended December 31, 1997, to $8.2 million for the fiscal year ended December 31, 1998. This decrease in revenues was primarily attributable to the sale of our consulting assets.

     Direct Cost of Sales. Direct cost of sales decreased 29%, from $2.2 million for the fiscal year ended December 31, 1997, to $1.6 million for the fiscal year ended December 31, 1998. This decrease corresponded with the decrease in hardware and product sales, offset by an increase in consulting and proprietary solution sales for the fiscal year ended December 31, 1998.

     Customer Operations. Customer operations expense decreased by 17%, from $4.5 million for the fiscal year ended December 31, 1997, to $3.8 million for the fiscal year ended December 31, 1998. This decrease was due to the sale of our consulting and systems integration assets.

     Development. Development expense increased 7%, from $1.1 million for the fiscal year ended December 31, 1997 to $1.2 million for the fiscal year ended December 31, 1998. This increase was due primarily to increased development activity for our services. We incurred costs of approximately $1.9 million and $1.8 million for product development in 1997 and 1998, respectively. For the same periods we capitalized $752,000 and $617,000, respectively, in software development costs.

     Selling and Marketing. Selling and marketing expense decreased 38%, from $709,000 for the fiscal year ended December 31, 1997, to $436,000 for the fiscal year ended December 31, 1998. This decrease was primarily a result of management initiatives to improve cash flow by reducing sales and marketing expense.

     General and Administrative. G&A expense decreased 20%, from $2.8 million for the fiscal year ended December 31, 1997, to $2.3 million for the fiscal year ended December 31, 1998. This decrease was primarily as a result of management initiatives to improve cash flow by reducing G&A expense.

     Depreciation and Amortization. Depreciation and amortization expense decreased 9%, from $503,000 for the fiscal year ended December 31, 1997, to $458,000 for the fiscal year ended December 31, 1998. This decrease is due to decreased depreciation and amortization related to the consulting assets sold in 1998.

     Interest Expense, Net. Interest expense, net, increased from $74,000 for the fiscal year ended December 31, 1997, to $161,000 for the fiscal year ended December 31, 1998. This increase was due to increased borrowing under our line of credit in 1998.

     Gain on Sale of Assets. As a result of the sale of our consulting and systems integration assets, we recorded a one-time net gain of $3.0 million for the fiscal year ended December 31, 1998. Additionally, we accrued $341,000 under the earn-out agreement with NetPlex in 1998.

     Tax Provision (Benefit). Prior to the third quarter of 1998, we recorded a tax benefit of $1.0 million related to the pre-tax losses incurred in prior years, and no valuation allowance was established prior to the third quarter of 1998. As a result of the net gain on the sale of our consulting and systems integration assets in the third quarter of 1998, the deferred tax asset of $1.0 million was realized and a valuation allowance of $190,000 was established for the remaining net deferred tax asset as of September 30, 1998. Losses were incurred in the fourth quarter of 1998, for which no net deferred tax asset was recorded. We will not record any further tax benefits and deferred tax assets until such time as management believes it is more likely than not that the asset may be realized.

     Other Comprehensive Loss. Other comprehensive loss of $316,000 is the result of the write-down to market value at December 31, 1998 of the NetPlex preferred stock received in connection with the sale of our consulting and systems integration assets to NetPlex.

LIQUIDITY AND CAPITAL RESOURCES

     Due to the sale of our consulting and systems integration assets and the sale of ijob, we are unable to rely on our historical revenues and expect cash requirements in connection with sales and marketing and investment in our viaLink services will be substantial. As a result of these sales, we now resemble a development stage company because our planned principal operations have not yet generated significant revenues. As of December 31, 1999, we had cash, cash equivalents and short-term investments of $15.1 million.

     During 1999, we used $8.5 million in operating activities, reflecting a net loss of $12.6 million. Cash used in operating activities also reflects the effects of the gain on sale of marketable securities of $3.9 million, $6.5 million for non-cash stock compensation and interest expense for the conversion feature of the Hewlett-Packard note, $1.0 million of depreciation and amortization and a $900,000 increase in cash provided by other working capital changes.

     During 1999, we used $3.8 million in investing activities. Cash used in investment activities consisted primarily of increases in short-term investments, capital expenditures and capitalized software development costs. Also included in investing activities were proceeds of $4.9 million received by us in connection with the sale of our NetPlex common stock. In March 1999, we received proceeds of $812,444 for payment of the note receivable and accrued interest due to us in connection with the sale of ijob. Additionally, we invested $1.3 million in computer hardware, $768,000 in computer software and $275,000 in various other fixed assets in 1999, compared to $42,000 in total expenditures in 1998. We also invested $607,000 in software development costs during 1999, compared to $617,000 in 1998.

     During 1999, financing activities provided net cash of $20.2 million, primarily the result of the investments made by certain of our alliance partners. Additionally, we received $7.6 million in proceeds from the exercise of our stock options and warrants, offset in part by approximately $400,000 of registration costs. In February 1999, we completed a financing with Hewlett-Packard, whereby Hewlett-Packard provided us with $6.0 million through a subordinated secured promissory note. In connection with our agreement with Ernst & Young, which was entered into in May 1999, we issued a warrant to purchase up to 1,000,000 shares of our common stock at a price of $2.00 per share. In August 1999, Ernst & Young exercised warrants to purchase 250,000 shares of our common stock resulting in gross proceeds to us of $500,000. In November 1999, Ernst & Young exercised warrants to purchase the remaining 750,000 shares of our common stock from this agreement, resulting in gross proceeds to us of $1.5 million. In October 1999, i2 Technologies invested $5.0 million in us in exchange for 895,536 shares of our common stock and a warrant to purchase up to an additional 746,268 shares of our common stock at an exercise price of $6.70 per share.

     In March 2000, we completed a private placement with i2 Technologies, Hewlett-Packard and Millennium Partners for $6.0 million. In connection with the private placement, we issued an aggregate of 200,403 shares of our common stock and warrants to purchase an additional 30,063 shares of our common stock at an exercise price of $41.92 per share to i2 Technologies, Hewlett-Packard and Millennium Partners.

     We currently do not have a credit facility available to borrow additional funds. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow for the foreseeable future. We expect our spending to increase steadily for the foreseeable future for further technology and product development, increased marketing expenditures and other technology and database costs. We also expect to hire additional management and support/service employees. To support this level of spending, we must use our current cash, cash equivalents and collection of accounts receivable to operate the business and/or eventually obtain additional financing. We cannot be certain when operating revenues will exceed operating costs, if ever.

     We believe that our available cash resources, together with the net proceeds of this offering will be sufficient to finance our presently anticipated operating losses and working capital expenditure requirements for the foreseeable future. Our future capital requirements will depend on our revenue growth, profitability, working capital requirements, level of investment in long term assets and other financing sources. Increases in these capital requirements or a lack of revenue due to delayed or less than expected market acceptance of our viaLink services would accelerate the use of our cash, cash equivalents and short-term investments.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for accounting and reporting for derivative instruments. The effective date for SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2001. We are currently not a party to any derivative instruments and do not expect the adoption of SFAS No. 133 to have a significant impact on our financial position or operating results.

                                    BUSINESS

     We are a leading provider of subscription-based, business-to-business electronic commerce services that enable CPG and grocery industry participants to efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Our syncLink service, introduced in 1997, is a synchronized, secure, shared database of item codes, descriptions and specifications, product authorizations and de-authorizations and product prices, costs and promotions. syncLink provides the foundation for our Chain Pricing, Item Movement and Scan Based Trading services.

INDUSTRY BACKGROUND

  Growth of the Internet and Business-to-Business Electronic Commerce

     The Internet has emerged as the fastest growing communications medium in history, enabling millions of people to gather information, communicate and conduct business electronically. According to GartnerGroup, the worldwide business-to-business electronic commerce market is forecast to grow from $145 billion in 1999 to $7.3 trillion in 2004, representing 7% of forecast total global sales. Due to the growing number of Web users and the increasing use of the Internet for business-to-business communication, many businesses now recognize the Internet as critical to their competitive position. Businesses are capitalizing on the global reach of the Internet to expand into new markets and are utilizing the Web as a powerful distribution channel to market and deliver goods and services. Also, businesses are increasingly using the Internet to interact with suppliers, distributors and other business partners to achieve greater efficiencies.

  The Consumer Packaged Goods and Grocery Industries

     The CPG and grocery industries in the U.S. manufacture and distribute a wide variety of prepackaged items primarily sold in supermarkets, convenience stores, small grocery stores, mass merchandisers, warehouse clubs and chain drugstores. Representative items include beverages, canned goods, dry goods, snack foods and health and beauty products. The movement of merchandise from manufacturer to retailer is characterized by various multi-tiered distribution methods, such as direct-to-store deliveries and intermediate deliveries through wholesalers, distributors and retailer warehouses. This distribution structure is commonly referred to as the "supply chain." The CPG and grocery industries are very large and highly fragmented. According to the U.S. Census Bureau, the U.S. CPG and grocery industries represented $851 billion in retail sales in 1997. These sales were generated by 300,000 retail locations. These retail locations represented over 4,200 retail chains and were supplied by over 20,000 manufacturers and over 50,000 wholesalers, distributors and brokers.

     CPG and grocery industry participants must manage a large number of items, each of which may be packaged, distributed and sold in different sizes and configurations and potentially under different promotion terms. A typical supermarket has an average of 40,000 unique items in its store inventory supplied by up to 2,500 suppliers. A large format supermarket, or supercenter, may have over 100,000 unique items in inventory supplied by up to 3,000 suppliers. A typical convenience store has an average of 2,800 items in inventory supplied by up to 300 suppliers. The vast number of items are delivered in many different packaging quantities, including bulk truckloads, pallets, cases and individual units. Items, prices and promotions are often unique to each trading partner, and individual stores within a retail chain can be authorized to sell different products. Consequently, product assortment, pricing and promotion can vary by geography, store size or demographic factors. Moreover, item prices and promotions change frequently at every level of the supply chain, sometimes more than once a week, and the terms of the promotion, for example, the start date, end date, percentage or absolute dollar discounts, links to other promotions and quantity discounts, can be very complex. Finally, according to New Product News, approximately 16,000 new products were introduced in the CPG and grocery industries in 1999.

  Challenges Faced By Industry Participants

     To date, the CPG and grocery supply chain has been characterized by low electronic commerce penetration, manually intensive business processes and high purchase order and invoice error rates. According to the 1993 Joint Industry Study on Efficient Consumer Response, improving efficiencies in critical supply chain areas such as store assortment, replenishment, promotion and product development, could reduce grocery supply chain costs by up to 10.8% of sales. More specifically, the study indicated that costs related to promotion administration, buying and selling processes, deductions and other clerical and administrative areas could be reduced by over 3.4% of sales. We do not believe the inefficiencies identified in the Joint Industry Study have been successfully addressed since the time of its release. Supply chain information exchange continues to remain largely paper-based and unsynchronized. The Joint Industry Study also indicated that item, price and promotion information synchronization is necessary to achieve the benefits of a paperless system.

     One of the most significant challenges facing a retailer is the maintenance of its "pricebook." The pricebook typically contains descriptions of each item in a store's inventory, including supplier and retailer product codes, item specifications (packaging and selling unit information), Universal Product Code
(UPC), purchase cost, retail sales price and any discounts to be received from the supplier. The vast number of items, variability of pricing, lack of reliable information exchanged between trading partners and the traditional practice of manual updating all combine to make pricebook maintenance extremely difficult and error prone and result in a lack of "synchronization" between trading partners. A single retailer may have thousands of suppliers, each of which may have different prices for the same item it supplies to different stores. Because many retailers do not communicate electronically with their suppliers, retail buyers manually key item and price information from a large number of suppliers' reports, catalogs, e-mails, phone calls and faxes into their pricebook.

     One of the most important pieces of information within a pricebook is the product code used to track the item through the supply chain. Maintaining product code information for each trading partner is difficult because the commonly recognized UPC bar code printed on many item labels is typically not used for tracking products throughout the entire supply chain. Rather, the UPC bar code is most commonly used at the retail checkout register exclusively as a standardized means to ensure selling price accuracy. In contrast, most manufacturers, wholesalers, distributors and retailers use their own set of item codes and naming protocols. As a result, a single product could be represented by thousands of separate product codes. Therefore, retailers and suppliers spend considerable time and resources translating and maintaining product code information among their trading partners.

     Due to the limited number of available alternatives, many suppliers and retailers continue to employ paper-based communications to manage their supply chain information, resulting in operational inefficiencies and administrative errors. According to a 1999 Grocery Manufacturers of America study, 60% of all invoices have errors, 60% of which are due to price and promotion issues. In addition, 35% of all invoices result in the retailer taking deductions for errors and discrepancies in invoices from suppliers. These deductions represent approximately 8% of annual invoice sales from suppliers. Invoice errors and discrepancies also cause significant administrative inefficiencies for both suppliers and retailers attempting to research and reconcile the source of the error. A 1998 Grocery Manufacturers of America study estimated that the administrative cost of invoice errors averages $40 per error and can reach up to $236 per error.

  Limitations of Current Approaches

     Currently, there is no established universal, low-cost electronic method for manufacturers, wholesalers, distributors and retailers to share item, price and promotion information easily and efficiently. In the traditional electronic data interchange (EDI) model, a communication technology available for several years, each participant creates, or "maps," a "connection" with each one of its participating supply chain partners. Suppliers and retailers that would have to create hundreds of point-to-point connections to implement an electronic based supply chain have found EDI to be too costly and technologically difficult.

Consequently, only a small percentage of the industries' suppliers and retailers use EDI or have access to electronic supply chain applications. In addition, without a shared database of record from which both trading partners can access agreed upon item, price and promotion information, pricebook synchronization is virtually impossible.

     The unavailability of basic electronic commerce capabilities has impeded the application of more advanced supply chain concepts, such as collaborative planning, forecasting and replenishment, and scan based trading. For example, many stores have automatic scanning capabilities at the check-out register; however, only a small percentage of the information captured by the scanner is shared with suppliers in a timely manner.

     In order to improve the visibility and sharing of item, price and promotion information throughout the supply chain, manage data complexity, collaborate on product and promotion decisions, minimize supply chain information inefficiencies, and improve overall service levels to their customers, trading partners require a solution that enables them to:

     - Synchronize item, price and promotion information between trading partners in an easily accessible, cost-efficient and secure manner to use as the foundation for electronic transactions;

     - Seamlessly connect to all trading partners through multiple technology platforms, including Extensible Markup Language (XML), an emerging standard for the exchange of data over the Internet, and EDI, and across significantly varied levels of technological sophistication; and

     - Manage, map and maintain item, price and promotion information for tens of thousands of unique items from up to thousands of trading partners.

     We believe the inefficiencies and inadequacies of current approaches have created a significant opportunity for a business-to-business electronic commerce solution within the CPG and grocery industries.

THE VIALINK SOLUTION

     We provide subscription-based, business-to-business electronic commerce services that enable CPG and grocery industry participants to efficiently manage their highly complex supply chain information. Our solution is designed to operate across disparate technology platforms, applications and item coding structures and can be implemented and deployed rapidly. Customers make only a single connection to our services. They may do this using a variety of technologies, such as a standard Internet browser, e-mail, highly sophisticated proprietary network infrastructure, standard EDI formats or XML.

     Our syncLink service replaces the multiple connections among manufacturers, wholesalers, distributors and retailers with a single electronic connection to a shared database. syncLink provides our customers with a cost-effective, reliable, scalable and secure way to communicate and synchronize trading and pricebook information. As the item, price and promotion information-of-record for participating trading partners, the syncLink database forms the foundation for viaLink's other electronic commerce services:

     - Chain Pricing -- an advanced information reporting service that facilitates the sharing of syncLink data among authorized members throughout all stages of the supply chain;

     - Item Movement -- a service that allows retailers to share actual retail item sales and warehouse item movement information with manufacturers and distributors on a daily or weekly basis; and

     - Scan Based Trading -- a service that enables retailers and suppliers to transact business electronically based on actual retail sales data.

     We believe our solution provides suppliers and retailers with the following benefits:

     - Reduced manual data entry and pricebook maintenance, which can increase overall administrative efficiency;

     - Reduced invoice discrepancies through synchronization of trading information, which can reduce deduction write-offs, working capital inefficiencies and administrative costs associated with reconciling the discrepancies;

     - Reduced time spent resolving errors and disputes, which can increase salesforce productivity and actual time selling;

     - Enhanced promotion effectiveness and ability to facilitate more efficient new product introductions due to greater trading information visibility; and

     - Improved item delivery and receiving processes.

     We believe that the benefits of the viaLink solution will attract leading national and regional retailers and suppliers to our network of CPG and grocery industry participants. We also believe that the addition of these retailers and suppliers will create a network effect that increases the value of our solution to subscribers.

STRATEGY

     Our objective is to become the industry-accepted electronic commerce utility for synchronizing item, price and promotion information for the CPG and grocery industries. We plan to accomplish this by implementing the following strategies:

  Target Leading Retailers and Suppliers to Create a Network Effect

     We intend to create a network effect by targeting leading national and regional retailers and suppliers and providing the services necessary to create efficiencies for these key participants. We believe the adoption of our services by these companies will be an important endorsement for the rest of the CPG and grocery industries. As a result of this network effect, we believe the value of our services to our subscribers will increase with the addition of new trading partners, thereby increasing the overall value of our solution. Over the last several months, we have signed a number of customers including Coors Brewing Company, Kraft Foods, Spartan Stores and Unified Western Grocers.

  Build on First Mover Advantage and Increase Brand Awareness

     We believe our position as the first company to offer a synchronized, secure, shared database containing item, price and promotion information provides us with a first mover advantage to attract a critical mass of retailers and suppliers. To increase the number of retailers and suppliers that use our services, we intend to rapidly build awareness of our services by developing a compelling brand and value proposition. Our plans include:

     - Expanding the size and capabilities of our internal sales force;

     - Working with existing customers to connect new suppliers and retailers;

     - Advertising extensively in industry and business media;

     - Participating in industry trade shows and conferences; and

     - Working with industry trade associations to provide broad industry influence.

  Leverage Strategic Alliances and Relationships

     We believe that strategic alliances and relationships enhance our ability to reach new customers. We have established strategic, business and technology alliances with leading organizations such as i2 Technologies, Ernst & Young and Hewlett-Packard. These alliances provide us with technology services, financial resources and marketing and sales support and enhance our ability to develop and deliver new services. We have also formed alliances and relationships with ICS FoodOne, OMI International, Cyclone Commerce and UCCnet and we are a member of the Oracle Partner Program. We believe these alliances and relationships add to our credibility with potential new customers, contribute to expanding awareness of our products and services and are critical to achieving greater market penetration and acceptance of our services. As opportunities arise, we intend to establish additional alliances and relationships with key participants in a number of strategic markets or acquire complementary services and technologies to further drive adoption of our solution and enhance and expand our service offerings.

     We recently announced an initiative to enable third-party technology providers to connect to our services. This program, called the "viaLink ready Program," allows technology providers to create and rapidly deploy solutions that use our services and extend the capabilities of their own applications. We expect to gain greater adoption and penetration of our solution by accessing the customers of these third-party technology providers. The "viaLink ready Program" is being facilitated by our implementation of XML. Currently, we have 13 companies participating in the "viaLink ready Program".

  Expand Service Offerings

     Given the significant complexities and inefficiencies prevalent in the CPG and grocery supply chain, we expect suppliers and retailers will demand more advanced supply chain services that assist them in tracking sales, forecasting demand, replenishing inventory and managing transactions based on point-of-sale data. syncLink, the foundation of our solution, allows us to develop and deploy other value-added services. For example, we plan to deploy our Item Movement service which, together with syncLink, allows trading partners to implement Scan Based Trading. We will continue to invest resources to develop complementary services that leverage the syncLink database and create efficiencies for our subscribers.

  Enter New Markets

     We plan to expand internationally and to extend our solution to other industries outside of the CPG and grocery industries. Over the next 12 months, we plan to extend our solution to address the food service industry due to its similarities to the CPG and grocery industries and the overlap of supply chain participants. We also intend to establish and expand our global presence by opening sales offices in Europe and in the Asia/Pacific region. We expect to expand into industries other than food service and into international markets through our sales efforts and by leveraging our strategic relationships and alliances.

SERVICES

     We offer the following value-added electronic commerce services for the CPG and grocery industries:

  syncLink

     Our subscription-based service, syncLink, is a synchronized, shared database containing item, price and promotion information, including product authorizations and de-authorizations. syncLink is maintained in a secure environment and its data is accessible only to authorized subscribers.

  Chain Pricing

     Chain Pricing, a reporting service using syncLink data, allows authorized manufacturers, wholesalers, distributors and retailers to share item, price and promotion information. Chain Pricing provides item and pricing information visibility though each level of multi-tiered distribution channels. For example, a manufacturer may not have information on the prices and promotions offered by its independently-owned distributors. By implementing syncLink and Chain Pricing services at each of its distributors, a manufacturer is able to view prices and promotions offered on its products by its distributors to specific retailers.

  Item Movement

     Item Movement provides timely retail sales and warehouse item movement information to manufacturers and suppliers using data within syncLink. For example, a manufacturer can view information relating to items shipped from the warehouse to a customer and can compare this movement information with information relating to product sales at the retail store. This visibility of price and item movement is important for manufacturers and suppliers and can help optimize promotion spending and supply chain planning decisions.

  Scan Based Trading

     The traditional business-to-business trading environment in the CPG and grocery industries is delivery-based, i.e., the point of transaction is the supplier's point-of-delivery to the retailer. In traditional trading relationships, the retailer purchases the inventory from the supplier. However, a new operational environment, known as scan based trading, is emerging in which the consumer point-of-sale becomes the new trading boundary between suppliers and retailers. Our Scan Based Trading service allows trading partners to transact business based upon items sold at the retail outlet scanner, similar to consignment selling. Scan Based Trading requires reliable, synchronized exchange of item, price and promotion information and a shared control system for managing delivery information, retail sales data, inventories and shrink reporting.

     Scan Based Trading represents a significant change from current business practices and has broad benefits for both retailers and suppliers, including improved information visibility throughout the supply chain. Scan Based Trading reduces a retailer's inventory investment, lowers administrative expenses and allows the supplier to collect critical consumer pricing and promotion information at the point of sale which can be used to make better production, scheduling and promotion decisions. For the supplier, it also eliminates a supply chain bottleneck because the supplier is no longer required to check-in products upon arrival at each store. These and other efficiencies translate into improved asset utilization, just-in-time product flows, improved assortment at the store shelf and improved replenishment effectiveness.

     The Direct Store Delivery Committee of the Grocery Manufacturers of America selected us as their electronic commerce provider in a pilot program of item, price and promotion synchronization and scan based trading. Schnuck Markets, in St. Louis, Missouri, Andronico's, in Berkeley, California, and 23 suppliers are piloting synchronization. Five of those suppliers are also piloting our Item Movement and Scan Based Trading services.

  Key Features

     Our services have the following key features:

     - Accessible. Our services can be accessed through a single connection from a variety of technology platforms. Customers can access our services using a standard Web browser, e-mail or a sophisticated private network infrastructure.

     - Subscription-Based. Through our partner Hewlett-Packard, we serve as the database host and provide our services on a subscription basis, so that each subscriber's technology and capital investments are minimized. Our subscription fee is a cost-effective monthly charge, based on the number of store and/or warehouse connections and the type of services (e.g., syncLink, Chain Pricing, Item Movement and/or Scan Based Trading) being used. We also charge an implementation fee to cover the cost of mapping the data and providing the interface connection.

     - Secure. We protect customer information from unauthorized users with a series of firewalls and passwords. Additionally, we provide access to information in our database only to those authorized parties designated by our customers.

     - Neutral. We provide our customers with an independent, secure database of record for item, price and promotion information. syncLink can be used to provide a neutral source of data to resolve disputes about prices, products and promotions between trading partners.

     - Flexible. We believe our service adds value to the trading partners by providing data translation capabilities to facilitate efficient trading using common item information. Our service allows our customers to maintain their existing item definitions and coding structures.

IMPLEMENTATION, MAINTENANCE AND CUSTOMER SUPPORT

     syncLink implementation begins with the supplier. Manufacturers, wholesalers and distributors send their data to us in an agreed-upon format, and our services perform an automated check against existing viaLink master items in the syncLink database. This automated check matches information such as product descriptions, UPC bar codes, size, quantities and case configurations. Items not automatically matched are processed by our data management team for manual matching. A viaLink or third-party implementation professional is assigned to the supplier to help the supplier's staff link their items to the master items. Depending on the retailer, a similar process may occur to match retailer item codes to the syncLink database. Our implementation team also works with customers to help link their technology platforms and interfaces to our services and to define the data transmission formats required by each customer.

     Once the implementation process is complete, the relationship with our customer is transitioned to our customer support staff. We offer two levels of support to our customers. Level 1 support manages issues related to Internet connectivity and browsers, questions about the basic functionality of our services, and administrative issues, including customer security access. Level 2 support addresses more complex matters such as business rule issues (e.g., data mapping), transmission error corrections, data file export issues related to customer data and connection issues. Our customer support services are available to all customers 24 hours a day, 365 days a year.

     Each supplier performs ongoing maintenance of item, price and promotion information. These changes are then loaded into syncLink, either on-line or through batch interfaces with supplier systems, and the information is made available to the retailer for acceptance or rejection.

STRATEGIC ALLIANCES AND RELATIONSHIPS

     We have formed a number of strategic alliances and relationships that we believe are integral to driving rapid adoption and penetration of our services. The continued establishment of strategic alliances is a fundamental business strategy as we expand our services and enter new markets. Our strategic alliances and relationships include the following:

  Ernst & Young

     In May 1999, we entered into a strategic alliance with Ernst & Young. As part of this alliance, Ernst & Young has agreed to provide us with marketing and sales support. In addition, Ernst & Young will provide us with its consulting services at discounted rates, including services related to general systems integration, technology enhancements, implementation, project management and training. In connection with this alliance, Ernst & Young purchased $2.0 million of our common stock.

  i2 Technologies

     In October 1999, we entered into a strategic alliance with i2 Technologies, a leading supply chain planning software and e-business solutions provider. The primary focus of this alliance is to integrate the products and services of our two companies, extend the integrated solutions across multiple industries, and develop joint sales and marketing programs. i2 Technologies has agreed to pay us a royalty based upon revenues it receives from providing the syncLink and Chain Pricing services outside of the CPG, grocery and food service industries. In connection with this alliance, i2 Technologies purchased $5.0 million of our common stock and has a warrant to purchase an additional $5.0 million of our common stock.

  Hewlett-Packard

     In February 1999, we entered into a strategic alliance with Hewlett-Packard. As a result of this alliance, Hewlett-Packard provides us with the secure technology infrastructure and platform, including agreed-to performance, back-up and reliability criteria, to host our syncLink and other services. Hewlett-Packard may also provide us with co-marketing and consulting support from time to time. Additionally, Hewlett-Packard invested $6.0 million in us in the form of convertible debt. We, in turn, will use up to $3.0 million to purchase Hewlett-Packard products and services.

  Other Alliances and Relationships

     We have established alliances and relationships with other companies and organizations to help enhance our ability to reach new customers, develop joint marketing programs, connect to services with complementary functionality and gain technical knowledge. Currently, we have entered into alliances and relationships with the following companies and organizations:

     - Cyclone Commerce -- We have integrated Cyclone's Internet data exchange security technology with our services. We also have a joint sales and marketing program with Cyclone.

     - ICS FoodOne -- We are working together to connect our services to ICS FoodOne's complementary new product introduction and promotion announcement services.

     - OMI International -- We are working together, including developing joint marketing programs, to connect our services to OMI's retail order management systems.

     - Food Marketing Institute -- Utilizing our services, we are working with the Food Marketing Institute on an initiative to improve promotion efficiency for the food industry.

     - Oracle Partner Program -- We joined Oracle's global partner program to gain access to their technology support, education resources and marketing support.

     - UCCnet -- We joined UCCnet's alliance as an architect partner to leverage our services through UCCnet's emerging electronic marketplace for the CPG and grocery industries.

     Cyclone, ICS FoodOne and OMI, along with 10 other companies, are the initial members of our "viaLink ready Program".

TECHNOLOGY

  Architecture

     We have deployed a reliable, secure and readily available technology platform based on open architectures and industry standard technologies. The platform utilizes Oracle relational database technology and applications built with the Smalltalk object-oriented programming and development language. Smalltalk is a portable development and operational environment, well-suited to manage mission-critical business applications.

     Access to our services is provided through the Internet, as well as other methods of electronic communication. In order to maintain the security of our database, users do not have direct access to the underlying data stored in the Oracle databases. Users connect to application programs, which interpret the requests for service, then connect to the Oracle databases for access to the underlying data.

  Data Integrity and Security

     Our production operations are housed and hosted in Hewlett-Packard's secure facility in Atlanta, Georgia. This facility is secured through a variety of technical and physical protection mechanisms, including full-time professional security staff. This facility provides redundant infrastructure such as backup utilities and communication lines to support a high availability operation. The Hewlett-Packard servers hosting our services include fail-over capability, with redundant data storage and communications resources.

     To minimize the security risks associated with a shared network on the Internet, we have implemented extensive security measures in our services. We use encryption technologies to protect the confidentiality of information transmitted over the Internet. Customer access to our services is controlled through specific user identification and password combinations. We also protect our services through firewalls, which are intended to restrict unauthorized use and prevent security breaches. Additionally, we contract with third-party organizations to test the integrity of our security protocols.

CUSTOMERS

     We have offered our viaLink services for two years, and we currently have more than 620 customers, including 420 Coors distributors. Our existing customer base is primarily small suppliers and retailers. Currently, we are targeting large national and regional customers. Recently, we have signed several large national customers such as Coors Brewing Company, Kraft Foods, Spartan Stores and Unified Western Grocers.

     In addition to our viaLink services, we also provide web hosting activities for a limited number of our customers. In 1999, web hosting services accounted for 48% of our revenues.

     Three customers individually accounted for 20%, 13% and 10% of our total revenues in 1997; 13%, 11% and 11% of our total revenues in 1998; and 27%, 14% and 12% of our total revenues in 1999. Likewise, approximately 57%, 49% and 70% of our total revenues were attributable to five clients in 1997, 1998 and 1999, respectively. Due to the sale of our consulting and systems integration assets, we lost more than 90% of our historical revenue. We will continue to be dependent upon revenues from a limited number of customers until we achieve market penetration. In 1999, no one customer accounted for more than 27% of revenues.

SALES AND MARKETING

     We market our services to the CPG and grocery industries directly through our sales and marketing team and senior staff members and indirectly through our alliances, particularly Ernst & Young and i2 Technologies. As of March 3, 2000, our sales and marketing team consisted of 16 full-time employees. We intend to continue to expand our sales and marketing team in 2000 and to further leverage our relationships with Ernst & Young, i2 Technologies, and Hewlett-Packard.

     Our sales and marketing team is responsible for generating sales leads, following-up on customer referrals, signing contracts with new customers and providing input into our services and product development efforts based on customer feedback and market data. We generate sales and marketing leads through trade advertising, customer referrals, public relations, trade shows and strategic relationships. We also use a variety of other consulting and contractor relationships to help develop and promote our services. We believe forming indirect sales and co-marketing relationships, such as with i2 Technologies and Ernst & Young, will allow us to leverage the significant resources of these larger organizations and more rapidly penetrate our target market.

     Our marketing strategy is focused on increasing the awareness of the viaLink brand and services, educating our target market on the benefits of business-to-business electronic commerce and positioning ourselves as the cornerstone of the CPG and grocery industries' electronic commerce strategy and activities. To increase the awareness of our brand and understanding of our services, we recently launched a brand awareness campaign that included a new logo, advertising campaign, customer newsletter, Web site and sales collateral and presentation materials.

     We intend to significantly expand our sales and marketing activities in 2000. We intend to continue to build our brand awareness and generate additional sales leads by increasing our staff, marketing expenditures and advertising and participating in trade shows.

PRODUCT DEVELOPMENT AND ENHANCEMENT

     We initially introduced syncLink in 1997 and intend to continue to make significant investments in product development and enhancements to improve and extend our services, including enhancements to our Scan Based Trading service. Our plans also include a wide deployment of XML to enable third-party technology providers, including our "viaLink ready Program" members, to accelerate the adoption of our services by the industry.

     Growth of our services will require that we continue to invest in our hardware platform, including additional servers, enterprise storage systems and additional backup and recovery capabilities. We also expect to deploy our services across multiple data centers to accommodate expansion into international markets.

     In addition to internal product development and enhancement efforts, we intend to seek acquisitions of complementary businesses, products and technologies, or enter into joint venture or license agreements to broaden our service offerings and provide more comprehensive solutions to the CPG and grocery supply chain.

     Currently, the dynamic nature of the information technology industry places significant research and development demands on businesses that desire to remain competitive. Our future success, particularly our ability to achieve widespread market adoption, depends on the success of our product development and enhancement efforts in a timely manner. There are a number of risks and challenges involved in the development of new features and technologies which, if not successfully addressed, would harm our business.

     As of March 3, 2000, our product development, technical support and operations staff consisted of 27 full-time employees. Our product development expenses were $1.2 million in 1998 and $2.8 million in 1999. We believe that significant investments in product development and enhancement will be required to remain competitive.

PROPRIETARY RIGHTS

     Our success and ability to compete are dependent upon our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We have no patents or patent applications pending. Instead, we rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. Because the software development industry is characterized by rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than the various legal protections available for our technology. viaLink(R) and Chainlink(R) are our registered trademarks. viaLink ready(SM) and syncLink(SM) are our service marks.

     We also require employee and third-party non-disclosure and confidentiality agreements. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be certain that others will not develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets owned by us. We believe, however, that these measures afford only limited protection. Despite these precautions, it may be possible for unauthorized parties to copy portions of our software products, reverse engineer, or obtain and use information that we regard as proprietary.

     Although we are not aware of any claims that we are infringing any proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us in the future. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any infringement claims against us, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. In the event of a successful claim of product infringement against us, should we fail or be unable to either license the infringed or similar technology or develop alternative technology on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     We rely upon software that we license from third parties, including software that is integrated with our internally developed software and is used in our products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to us on commercially reasonable terms. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated and could materially adversely affect our business, operating results and financial condition.

COMPETITION

     The business-to-business electronic commerce environment in which we operate is still evolving and subject to rapid change. Currently, we compete principally on the basis of the specialized nature and uniqueness of our services. We believe the in-depth industry knowledge embedded in the functionality of our services, our cost-effective subscription pricing, and the accessibility of our services to all potential customers in the industry are competitive advantages for us. Additionally, we believe we have the only Internet-based electronic commerce solution in production today for synchronization of item, price and promotion information for the CPG and grocery industries.

     Currently, we do not know of any direct competition for our electronic commerce services. However, we believe direct competition for our services will develop and increase in the future. Direct competition could develop from several potential sources, including:

     - Large, enterprise-wide software vendors, developers and integrators such as EDS, i2 Technologies, IBM, Manugistics, Oracle and SAP;

     - EDI providers such as GEIS and Sterling Commerce;

     - Large business-to-business electronic commerce exchange vendors such as Ariba, CommerceOne and VerticalNet;

     - Other database vendors such as A.C. Nielsen, Information Resources and
       QRS;

     - Industry-led initiatives such as UCCnet;

     - Big 5 consulting firms such as Andersen Consulting, Deloitte & Touche, Ernst & Young, KPMG and PricewaterhouseCoopers; and

     - Existing industry participants who may attempt to deploy their proprietary systems as industry solutions.

     These potential competitors, if successful, may provide functionality similar to our services. Many of our potential competitors have substantially greater resources than we do. Any failure by us to achieve rapid market penetration or to successfully address the risks posed by expected competition would have a material adverse effect on our business, financial condition and operating results.

     We recently joined UCCnet's alliance as an architect partner to leverage our services through UCCnet's emerging electronic marketplace for the CPG and grocery industries. UCCnet also recently announced it had awarded a multi-year contract to AppNet, Inc. to develop, build and maintain UCCnet's electronic marketplace. AppNet will design and develop user interfaces, perform supply chain integration, provide implementation and consulting services and will be responsible for hosting and operations. Although we do not believe AppNet is a direct competitor to our syncLink service at this time, they could become a competitor if they choose to build similar functionality rather than use our services in the UCCnet marketplace.

EMPLOYEES

     As of March 3, 2000, we had 103 full-time employees and three part-time employees. Of the full-time employees, 16 were employed in sales and marketing, 27 were employed in product research and development, technical support and operations, 41 were employed in implementation, customer support and service and 19 were employed in human resources, administration, finance and accounting. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

LEGAL PROCEEDINGS

     On July 16, 1999, Investor Awareness filed suit against us in the District Court for Cook County, Illinois alleging that we breached a contract between Investor Awareness and us relating to investor relations services. Investor Awareness has alleged that we agreed to issue options to it pursuant to the terms of that contract. Investor Awareness is seeking a declaratory judgment for the options it allegedly earned under that contract and for damages of approximately $67,500 plus costs and attorneys fees. We have filed an answer stating that we have not breached any of our duties under the contract. We will vigorously defend the claims of this suit. However, we may not prevail in this litigation.

     There are no other material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information with respect to each of our executive officers and directors as of March 3, 2000.

NAME                       AGE                         POSITION(S)
----                       ---                         -----------
Lewis B. Kilbourne,        53    Chairman of the Board and Chief Executive Officer
  Ph.D...................        (Class I)
Robert N. Baker..........  48    President, Chief Operating Officer and Director (Class
                                 II)
Robert I. Noe............  48    Executive Vice President of Business Development
Patrick T. Fitzgerald....  37    Senior Vice President of Sales
J. Andrew Kerner.........  40    Senior Vice President of Finance and Chief Financial
                                 Officer
David M. Lloyd...........  48    Senior Vice President of Operations
Sue A. Hale..............  55    Director (Class I)
Warren D. Jones..........  57    Director (Class II)
Jimmy M. Wright..........  46    Director (Class III)

     Lewis B. "Bucky" Kilbourne, Ph.D. has served as a director since December 1997 and was elected as our Chief Executive Officer in October 1998 and Chairman of the Board in November 1999. Dr. Kilbourne has more than 20 years of financial experience in the retail, foodservice and banking business. Prior to viaLink, Dr. Kilbourne was formerly with Oklahoma City University where he was a Professor of Finance and Economics. Dr. Kilbourne also served as President of Kilbourne and Associates, a management consulting firm located in Oklahoma City. From January 1994 to May 1997, Dr. Kilbourne served as Chief Financial Officer of Sonic Corporation, a national restaurant chain based in Oklahoma City. He has also held executive financial positions with Popeye's, Church's Fried Chicken, Brock Hotels, Showbiz Pizza and National Convenience Stores. Dr. Kilbourne received his B.A. in political science and economics from Louisiana State University and an M.A. and Ph.D., both in economics, from the University of Pennsylvania.

     Robert N. Baker is one of our co-founders and has served as a director since our formation in 1985 and was a Vice President until October 1998. Mr. Baker has served as our President and Chief Operating Officer since October 1998 and is responsible for our technology development and services. Mr. Baker has over 20 years of experience in management, technical support and systems development within the retail industry. He received his B.S. in mathematics from Oklahoma Christian University of Science and Arts.

     Robert I. Noe serves as our Executive Vice President of Business Development and is responsible for marketing, alliances and industry relations. Mr. Noe joined us in April 1999. Prior to that time, Mr. Noe served as the Vice President of Industry Solutions and in other management positions at Electronic Data Systems, a publicly traded professional services company. Mr. Noe received his B.S. and M.A. in business administration from Central Michigan University.

     Patrick T. Fitzgerald serves as our Senior Vice President of Sales. Mr. Fitzgerald joined us in January 2000. From November 1998 to January 2000, he served as Vice President of Sales and Distribution for the Caribbean Region of Citibank N.A. Mr. Fitzgerald held a variety of senior sales and marketing management positions for Campbell Soup Company from 1986 to 1998. Mr. Fitzgerald received his B.A. in business administration from Southwest Oklahoma State University.

     J. Andrew Kerner serves as our Senior Vice President of Finance and Chief Financial Officer. Mr. Kerner joined us in April 1999. From April 1998 to April 1999, he served as Executive Vice President and Chief Financial Officer of Cameron Ashley Building Products. Mr. Kerner also served in several senior financial management positions with PepsiCo's Frito-Lay division in the United States and Europe from November 1987 to April 1998. Mr. Kerner received his B.A. in economics and an M.B.A. in finance from the University of Texas.

     David M. Lloyd has served as our Senior Vice President of Operations since September 1999. Mr. Lloyd joined us in April 1999 as Vice President of Human Resources. From April 1997 to April 1999, he served as Senior Vice President of Human Resources and Administration for Fujitsu ICL Retail Systems, Inc. In that capacity, he handled all human resource and administration responsibilities for United States and Europe operations, including facilities management for all 44 ICL locations in the United States. Mr. Lloyd also served as Vice President of Human Resources for Station Casinos from June 1994 to April 1997. Mr. Lloyd received his B.S. in economics from Upsala College in New Jersey and his M.B.A. from New York Institute of Technology.

     Sue A. Hale has served as a director of viaLink and as the chairwoman of the compensation committee and a member of the audit committee of the board of directors since March 1999. Ms. Hale is currently the Executive Editor of The Daily Oklahoman, the largest daily newspaper in Oklahoma. From January 1996 to January 2000, Ms. Hale was the General Manager of Connect Oklahoma, a statewide news and information Internet company. Ms. Hale received her B.A. in English and music from Southwestern College.

     Warren D. Jones has served as a director of viaLink and as the chairman of the audit committee and a member of the compensation committee of the board of directors since December 1999. Mr. Jones is currently retired. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm's Southwest region technology, telecommunications and entertainment clients. Mr. Jones received his B.S. in industrial and labor relations from Cornell University and his M.B.A. from Syracuse University.

     Jimmy M. Wright has served as a director of viaLink and as a member of the compensation and audit committees of the board of directors since February 1998. Mr. Wright is currently the Managing Partner with Diversified Retail Solutions, L.L.C., a supply chain consulting business, where he has served since February 1998. From July 1998 to September 1999, Mr. Wright served as the Chief Logistics Officer of Amazon.com, a publicly-traded Web-based retailer. In January 1998, Mr. Wright retired as Vice President of Distribution for Wal-Mart Stores, Inc. During his 13-year tenure at Wal-Mart, he was involved in all facets of strategic planning, including supply chain management, personnel, site selection and building design. Mr. Wright received his B.B.A. in management from the University of Texas, Permian Basin.

CLASSIFIED BOARD OF DIRECTORS

     Our board of directors consists of five directors divided into three classes with each class serving for a term of three years:

     - Class I, comprised of Dr. Kilbourne and Ms. Hale, whose terms will expire in 2000;

     - Class II, comprised of Messrs. Jones and Baker, whose terms will expire in 2001; and

     - Class III, comprised of Mr. Wright, whose term will expire in 2002.

At each annual meeting of stockholders, the holders of our common stock will elect directors to succeed those directors whose terms are expiring. Dr. Kilbourne served as one of our two non-employee directors until he was elected Chief Executive Officer on October 1, 1998. Ms. Hale, Mr. Jones and Mr. Wright are our non-employee directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has established a compensation committee and an audit committee.

     Compensation Committee. The compensation committee reviews and makes recommendations to the board concerning salaries and incentive compensation for our officers and employees. The compensation committee also administers our stock plans. The members of the compensation committee are Ms. Hale, Mr. Wright and Mr. Jones.

     Audit Committee. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions. The members of the audit committee are Mr. Jones, Ms. Hale and Mr. Wright.

DIRECTOR COMPENSATION

     We currently pay our non-employee directors $10,000 annually for their services as members of the board of directors. Under our 1999 Stock Option/Stock Issuance Plan, non-employee directors automatically receive stock options to purchase 48,000 shares of our common stock, provided the non-employee director has served on the board for at least six months. Employee directors are eligible to receive stock option grants at the discretion of the compensation committee of the board of directors under our 1999 Stock Option/Stock Issuance Plan. For a further description of the plan, see "-- Stock Plans -- 1999 Stock Option/Stock Issuance Plan."

     In 1999, we granted options to our non-employee directors as follows:

     - Ms. Hale -- options to purchase 60,000 shares of our common stock at an exercise price of $3.81 per share and 48,000 shares of our common stock at an exercise price of $15.22 per share.

     - Mr. Wright -- options to purchase 48,000 shares of our common stock at an exercise price of $4.81 per share and 48,000 shares of our common stock at an exercise price of $15.22 per share; and

     - Mr. Jones -- options to purchase 50,000 shares of our common stock at an exercise price of $15.22 per share.

     In 1998, we granted options to purchase 60,000 shares of our common stock at an exercise price of $2.25 to each of our non-employee directors, Mr. Wright and Robert L. Barcum. We also granted options to purchase 800,000 shares of our common stock to Dr. Kilbourne, 400,000 of which were granted pursuant to our 1998 Non-Qualified Stock Option Plan at an exercise price of $0.75 per share, 200,000 of which were granted pursuant to our 1995 Stock Option Plan at an exercise price of $0.75 per share and 200,000 of which were granted pursuant to our 1998 Non-Qualified Stock Option Plan at an exercise price of $0.78 per share. We also granted options to purchase 600,000 shares of our common stock to Mr. Baker, 400,000 of which were granted pursuant to our 1998 Non-Qualified Stock Option Plan at an exercise price of $0.75 per share and 200,000 of which were granted pursuant to our 1995 Stock Option Plan at an exercise price of $0.83 per share. No option grants or awards were made to any director in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Kilbourne served as a member of the compensation committee of our board of directors prior to October 1998 when he became an officer of viaLink.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation earned by our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer during 1999. During 1999, these executive officers received additional non-cash compensation, perquisites and other personal benefits. However, the aggregate amount and value thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to and accrued for the individual during the year.

                                                                                      LONG-TERM
                                                           ANNUAL COMPENSATION       COMPENSATION
                                                        --------------------------   ------------
                                                                        OTHER         SECURITIES
                                                                       ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR    SALARY    COMPENSATION(1)     OPTIONS
---------------------------                      ----   --------   ---------------   ------------
Lewis B. Kilbourne, Ph.D.......................  1999   $161,731       $84,375         340,000
  Chief Executive Officer                        1998     20,769(2)      40,000(3)     800,000
Robert N. Baker................................  1999   $180,963       $57,703              --
  President and Chief Operating Officer          1998    120,713            --         600,000
                                                 1997    169,940            --              --
Robert I. Noe..................................  1999   $168,269(4)     $56,177        700,000
  Executive Vice President of Business
  Development
J. Andrew Kerner...............................  1999   $164,423(4)     $68,872        600,000
  Senior Vice President of Finance and Chief
     Financial Officer
David M. Lloyd.................................  1999   $137,077(4)     $48,198        500,000
  Senior Vice President of Operations

---------------

(1) Unless otherwise noted, other annual compensation consists of annual bonus and car allowance.

(2) Dr. Kilbourne was hired in October 1998 and was compensated at an annual rate of $150,000 for 1999.

(3) Mr. Kilbourne received $30,000 for his services in connection with the sale of our consulting and systems integration assets to NetPlex and $10,000 for his service as a non-employee member of the board of directors. Both of these amounts were earned prior to his employment with viaLink.

(4) Messrs. Noe, Kerner and Lloyd were hired in April 1999 and were compensated at annual rates of $250,000, $225,000 and $190,000, respectively for 1999.

     Option Grants in 1999. The following table sets forth information concerning stock options granted to each of our executive officers listed in the Summary Compensation Table during the year ended December 31, 1999. Except for the limited stock appreciation rights summarized in "Management -- Stock Plans," we have not granted any stock appreciation rights.

                                                  INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZABLE
                                  ----------------------------------------------------         VALUE AT ASSUMED
                                  NUMBER OF    % OF TOTAL                                        ANNUAL RATES
                                  SECURITIES    OPTIONS                                   OF STOCK PRICE APPRECIATION
                                  UNDERLYING   GRANTED TO  EXERCISE                           FOR OPTION TERM(3)
                                   OPTIONS     EMPLOYEES   PRICE PER                     -----------------------------
NAME                               GRANTED     IN 1999(2)    SHARE     EXPIRATION DATE   0%        5%          10%
----                              ----------   ----------  ---------   ---------------   ---   ----------   ----------
Lewis B. Kilbourne..............   200,000           3.3%   $ 3.81     Sept. 3, 2009     --    $  480,000   $1,215,000
                                   140,000           2.3%   $15.22     Dec. 20, 2009     --    $1,340,000   $3,396,000
Robert N. Baker.................        --             --       --           --          --            --           --
Robert I. Noe...................   600,000           9.8%   $ 3.61      May 21, 2009     --    $1,363,000   $3,454,000
                                   100,000           1.6%   $15.22     Dec. 20, 2009     --    $  957,000   $2,425,000
J. Andrew Kerner................   500,000           8.2%   $ 3.61      May 21, 2009     --    $1,136,000   $2,879,000
                                   100,000           1.6%   $15.22     Dec. 20, 2009     --    $  957,000   $2,425,000
David M. Lloyd..................   400,000           6.5%   $ 3.61      May 21, 2009     --    $  909,000   $2,303,000
                                   100,000           1.6%   $15.22     Dec. 20, 2009     --    $  957,000   $2,425,000

---------------

(1) Each option represents the right to purchase one share of common stock and generally vests at a rate of 33% per annum over three years. See "-- 1999 Stock Incentive Plan."

(2) The total number of options granted to employees during 1999 was 6,120,000 options.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options held by each of our executive officers listed in the Summary Compensation Table as of December 31, 1999.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT               IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 1999          AT DECEMBER 31, 1999(1)
                                              ---------------------------   ---------------------------
NAME                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                          -----------   -------------   -----------   -------------
Lewis B. Kilbourne..........................    260,004        799,996      $4,532,075     $11,310,330
Robert N. Baker.............................    200,004        399,996      $3,482,670     $ 6,965,130
Robert I. Noe...............................         --        700,000              --     $ 9,042,225
J. Andrew Kerner............................         --        600,000              --     $ 7,584,765
David M. Lloyd..............................         --        500,000              --     $ 6,127,125

---------------

(1) The last reported sale price of the common stock of viaLink as of December 31, 1999 was $18.188 per share.

STOCK PLANS

  1999 Stock Option/Stock Issuance Plan

     At our 1999 annual meeting our stockholders approved the adoption of The viaLink Company 1999 Stock Option/Stock Issuance Plan to attract and retain the services of individuals essential to our long-term growth and financial success. The 1999 Plan is the successor equity incentive program to our 1995 Stock Option Plan, 1998 Non-Qualified Stock Option Plan and 1998 Stock Grant Plan. The 1999 Plan incorporated the outstanding options under the predecessor plans, and we will make no further option grants under those plans.

     We have reserved 15,000,000 shares of our common stock for issuance over the ten year term of the 1999 Plan, including shares initially reserved under the predecessor plans. This share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 2000 calendar year, by an amount equal to 1% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will this annual increase exceed 200,000 shares. No single participant in the 1999 Plan may receive option grants or direct stock issuances for more than 1,200,000 shares in the aggregate per calendar year. As of March 3, 2000, 10,653,056 options to purchase shares of common stock at a weighted average exercise price of $5.01 were outstanding under the 1999 Plan and all prior plans. The 1999 Plan has three separate programs

     - Discretionary Option Grant Program. Under the discretionary option grant program, we may grant options to purchase our common stock to eligible individuals in our employ or service, including officers, non-employee directors, consultants and advisors.

     - Stock Issuance Program. Under the stock issuance program, we may issue these eligible individuals shares of common stock directly through the purchase of shares or as a bonus tied to performance.

     - Automatic Option Grant Program. The automatic option grant program provides for automatic option grants at periodic intervals to eligible non-employee directors.

     The compensation committee of our board of directors administers the discretionary option grant and stock issuance programs and determines the following with respect to individual option grants or stock issuances:

     - Which eligible individuals are to receive option grants or stock issuances;

     - The time or times option grants or stock issuances are to be made;

     - The number of shares subject to each grant or issuance;

     - The status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws;

     - The vesting schedule for the option grant or stock issuance; and

     - The maximum term for which any granted option is to remain outstanding.

Neither the compensation committee nor the board exercises any administrative discretion with respect to option grants made under the automatic option grant program for the non-employee directors.

     The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. An individual option recipient may also use a cashless exercise of the option through a same-day sale program. In addition, the compensation committee may allow a participant in the 1999 Plan to pay the option exercise price or direct issue price, including any withholding taxes in connection with the acquisition of the underlying shares, with a full-recourse, interest-bearing promissory note.

     In the event we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option which is not assumed by the successor corporation or otherwise continued will automatically accelerate in full. In addition, all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. Further, the compensation committee may grant options and issue shares under the discretionary option grant and stock issuance programs which will accelerate (1) in an acquisition, even if the options are assumed; (2) in connection with a hostile change of control, whether through a successful tender offer for more than 50% of our outstanding common stock or by proxy contest for the election of board members; or (3) upon a termination of an individual's service following an acquisition or hostile change of control.

     We may issue stock appreciation rights under the discretionary option grant program which provide the holders with the election to surrender their outstanding options for a distribution from us. The distribution will be equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for the shares. We may make this distribution in cash or in shares of our common stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

     The compensation committee has the authority to cancel outstanding options under the discretionary option grant program, including options incorporated from predecessor plans, in return for the grant of new options. These new options may be for the same or a different number of option shares with an exercise price based upon the fair market value of the common stock on the new grant date.

     Under the automatic option grant program, we will grant each person who becomes a non-employee director an option to purchase 48,000 shares of our common stock at the time the person is first elected or appointed to our board of directors, as long as the person was not previously our employee. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee director for at least six months and continues to serve as a non-employee director receives an option to purchase 48,000 shares of our common stock. Each automatic option grant has an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of 10 years. Each option is immediately exercisable, subject to our right to repurchase any unvested shares at the original exercise price at the time the individual ceases to be a board member. Each option grant vests upon the individual's completion of one year of board service from the time of the grant. However, each outstanding option automatically vests upon an acquisition or change of control or the death or disability of the individual while serving as a board member.

     Limited stock appreciation rights are included as part of each automatic option grant and may be granted to one or more officers as part of their discretionary option grants. Options with these limited stock appreciation rights may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, we pay the individual a cash distribution for each surrendered share equal to the highest price per share paid in connection with the tender offer less the exercise price for that share.

     Our board of directors may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate no later than May 29, 2009.

  Employee Stock Purchase Plan

     At our 1999 annual meeting, our stockholders approved the adoption of the 1999 Employee Stock Purchase Plan. This plan replaced our 1997 Employee Stock Purchase Plan as of July 1, 1999. The 1999 Stock Purchase Plan provides eligible employees of viaLink with the opportunity to acquire a proprietary interest in viaLink through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. We have authorized and reserved 800,000 shares of common stock for issuance under the Stock Purchase Plan. As of March 3, 2000, employees had purchased 14,736 shares of common stock at a weighted average price of $3.51.

     The Stock Purchase Plan is administered by the compensation committee of the board of directors. The committee administers and interprets the Stock Purchase Plan and has the authority to establish, adopt and revise rules and regulations with respect to the Stock Purchase Plan.

     Under the Stock Purchase Plan, shares will be issued through a series of successive offering periods, each of a duration of twenty-four months. The first offering period will run from July 1, 1999 to the last business day in July 2001. The next offering period is scheduled to commence on August 1, 2001.

     Each offering period will be comprised of up to four six-month purchase periods. Purchase periods will run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January of the following year. However, the first purchase period ran from July 1, 1999 to the last business day in January 2000.

     Any individual who customarily works for us for more than 20 hours per week for more than five months per calendar year will be eligible to participate in the stock purchase plan. However, if employees own or would own, assuming the exercise of all stock options held by them, five percent or more of our total combined voting power, they are not eligible to participate in the stock purchase plan. A stock purchase plan participant may authorize payroll deductions in any multiple of 1% of his or her cash earnings, up to a maximum of 10%. The option price is equal to 85% of the lower of (a) the fair market value per share of common stock on the employee's entry date for the offering period during which the purchase date occurs, or (b) the fair market value per share of common stock on that purchase date. A participant is not permitted to purchase more than 4,000 shares of common stock on any one purchase date. The participants may not assign, encumber or otherwise transfer their stock options except by will or under laws of inheritance.

     Should viaLink be acquired by merger or asset sale during an offering period, all outstanding purchase rights will be automatically exercised immediately prior to the effective date of the acquisition.

     Other Stock Options. In connection with a transaction with Vantage Capital Resources, Inc., we issued John Simonelli and Larry E. Howell options to purchase a total of 1,440,000 shares of common stock with an exercise price of $1.25 per share. As of March 3, 2000, options to purchase 360,000 shares are currently outstanding at a weighted average exercise price of $1.25 per share.

     As of March 3, 2000, we had issued, through all of our incentive plans and other stock option arrangements, options to purchase a total of 10,653,056 shares of common stock at a weighted average exercise price of $5.01. Of the options issued, options to purchase 1,541,052 shares of common stock were exercisable as of March 3, 2000, at a weighted average exercise price of $0.91 per share.

EMPLOYMENT ARRANGEMENTS

  Dr. Kilbourne and Mr. Baker

     On October 1, 1998, we entered into employment contracts with Lewis B. Kilbourne and Robert N. Baker. Under the contracts, we will pay an annual base salary of $150,000 to Dr. Kilbourne and $175,127 to Mr. Baker. Dr. Kilbourne and Mr. Baker are each also eligible to receive an annual bonus equal to 50% of his then current annual salary.

     Under their contracts, we granted to each of Dr. Kilbourne and Mr. Baker incentive stock options for the purchase of 200,000 shares of common stock under the 1995 Plan and non-qualified stock options for the purchase of 400,000 shares of common stock under the 1998 Non-Qualified Plan. Both the incentive stock options and non-qualified stock options vest and become exercisable over a three year period. The options granted to Dr. Kilbourne have an exercise price of $0.75 per share. The incentive stock options granted to Mr. Baker are exercisable for $0.83 per share and the non-qualified stock options are exercisable for $0.75 per share. Dr. Kilbourne's incentive stock options expire on February 28, 2005 and his non-qualified stock options expire on October 31, 2007. Mr. Baker's incentive stock options expire on September 29, 2007 and his non-qualified stock options expire September 30, 2003. In the event the contracts with Dr. Kilbourne or Mr. Baker are terminated or specific corporate reorganization events occur, any non-exercisable options will become fully exercisable.

     Each employment contract has a term of three years and is subject to automatic renewal on a year-to-year basis, unless either party provides six-months prior written notice of termination. If we terminate the contracts for any reason other than for "cause" (as defined in the agreement), or if Dr. Kilbourne or Mr. Baker terminate their contract for any reason other than an uncured breach, Dr. Kilbourne or Mr. Baker will be entitled to:

     - The continuation of his then current salary and the benefits provided pursuant to the agreement;

     - A one time payment in the amount of the greater of:

      (A) the bonus due; or

      (B) 15% of the salary payable for the quarter in which the termination occurred; and

     - A lump sum payment of $400,000.

  Messrs. Noe, Kerner and Lloyd

     In April 1999, we entered into employment contracts with Robert I. Noe, J. Andrew Kerner and David M. Lloyd. Under these contracts, we will pay an annual base salary of $250,000 to Mr. Noe, $225,000 to Mr. Kerner and $190,000 to Mr. Lloyd. Messrs. Noe and Kerner are each also eligible to receive an annual bonus equal to 50% of his then current annual salary, and Mr. Lloyd is also eligible to receive an annual bonus equal to 33% of his then current annual salary.

     In connection with their employment contracts, we granted non-qualified stock options to purchase 600,000, 500,000 and 400,000 shares of our common stock under our 1995 Plan to Messrs. Noe, Kerner and Lloyd, respectively. The options vest and become exercisable over a three year period and have a current exercise price of $3.62. All of the options expire on May 21, 2009.

     Each employment contract has a one year term with automatic renewal on a year-to-year basis, unless either party provides 30 days prior written notice of termination. If we terminate the contract for any reason other than for "cause" (as defined under the applicable agreement), Messrs. Noe, Kerner and Lloyd will be entitled are entitled to a lump sum payment equal to his then current annual salary.

     In March 2000, the compensation committee of our board of directors approved an amendment to each of these employment contracts to extend the initial term until May 25, 2001.

 Mr. Fitzgerald

     In July 1999, we entered into an employment agreement with Patrick Fitzgerald. Under this agreement, we will pay Mr. Fitzgerald an annual base salary of $190,000. Mr. Fitzgerald is also eligible to receive a potential performance bonus up to $150,000 if he signs certain target accounts.

     In connection with his employment agreement, we granted Mr. Fitzgerald non-qualified options to purchase 200,000 shares of our common stock at an exercise price of $17.50 under our 1999 Plan. Half of the options vest and become exercisable over a two year period. The remaining options vest when certain performance milestones are achieved.

     Mr. Fitzgerald's employment arrangement is at will. However, if we terminate Mr. Fitzgerald without cause at any time, Mr. Fitzgerald will be entitled to severance compensation equal to six months of his then current annual salary, payable over 12 months.

KEY MAN LIFE INSURANCE

     We maintain a key man life insurance policy for Mr. Baker in the amount of $1.25 million. We will receive any proceeds from this policy.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

INSIDER TRADING POLICY AND NON-PUBLIC INFORMATION DISCLOSURE

     We have adopted policies relating to insider trading to prevent the misuse of material and non-public information by our officers, directors and employees as well as the disclosure of non-public information to any person outside of viaLink. Under this policy, our officers, directors and employees are prohibited from engaging in transactions in our securities when that person possesses material information which has not previously been made public. Material information is information that would affect an investor's decision to purchase or sell our securities or those of another publicly-held corporation. In addition, our officers, directors and employees are prohibited from disclosing any non-public information to any person outside of viaLink if that information has been obtained as a result of or in connection with that person's position as an officer, director or employee of us. These policies also provide guidelines regarding the maintenance of the confidentiality of non-public information so as to avoid dissemination of that information prior to public disclosure.

                              CERTAIN TRANSACTIONS

ijob SALE

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, to DCM Company in exchange for an $800,000 promissory note. David C. Mitchell is the sole stockholder of DCM Company and was the president of ijob. On March 11, 1999, we received $800,000 plus all accrued interest from DCM Company in full payment of the promissory note.

NOTES PAYABLE TO STOCKHOLDERS AND OFFICERS

     As of September 30, 1998, Robert L. Barcum, our former Chief Executive Officer, Robert N. Baker and Russell L. Reinhardt, our former Vice President, had loaned us, in the aggregate, $443,055. In return, we issued these individuals promissory notes, bearing interest at rates of 8.5% to 11.5% per annum, with maturity dates through 2001. We believe that the terms of these loans were at least as favorable as we could have obtained from unaffiliated third-party lenders.

     On October 16, 1998, we repaid the promissory notes to Messrs. Barcum, Baker and Reinhardt from proceeds of the consulting and systems integration assets sale.

PAYMENTS AND OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

     For a description of transactions with directors and executive officers, see "Management -- Employment Arrangements" and "-- Director Compensation."

     On October 16, 1998, we paid Dr. Kilbourne $30,000 for his services associated with the consulting and systems integration assets sale.

TRANSACTIONS WITH HEWLETT-PACKARD

     On February 4, 1999, we entered into a Note Purchase Agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from us a $6.0 million subordinated secured promissory note. Upon approval by our stockholders in May 1999, the note was exchanged for a subordinated secured convertible promissory note, convertible into our common stock at a price of $1.75 per share. This note is secured by our current intellectual property and any intellectual property we may acquire in the future. Hewlett-Packard may convert the note to common stock beginning on August 5, 2000. The terms of our loan from Hewlett-Packard contemplates that we will use up to 50% of the loan amount to purchase Hewlett-Packard products and services. In addition, Hewlett-Packard has a right to have an advisor present at our board meetings.

     In addition, on March 22, 2000, as part of a private placement, we issued 66,801 shares of our common stock and a warrant to purchase an additional 10,021 shares of our common stock at an exercise price of $41.92 per share to Hewlett-Packard in exchange for $2.0 million.

TRANSACTIONS WITH ERNST & YOUNG

     On May 3, 1999, we entered into a strategic relationship with Ernst & Young whereby Ernst & Young will provide us with its consulting services in connection with our syncLink service and our other services. In connection with this agreement, we agreed to pay Ernst & Young a royalty for a period of two years beginning on the date of agreement. This royalty will be equal to 7% of our revenues from our subscription services which we provide to suppliers and retailers of food and consumer packaged goods. If at least ten of Ernst & Young's "Tier 1" clients in the CPG and grocery industries subscribe to our services during the initial two-year term, we will be required to continue the royalty payment in perpetuity. Ernst & Young will not receive any royalties for services we provide to clients subject to the reporting requirements of the federal securities laws for which Ernst & Young serves as the principal independent auditor, nor will the clients subject to the reporting requirements of the federal securities laws for which

Ernst & Young serves as the principal independent auditor be counted as one of Ernst &Young's "Tier 1" clients that it brings to us.

     As a part of this agreement, we issued a warrant to Ernst & Young pursuant to which it purchased 1,000,000 shares of our common stock at a price of $2.00 per share.

     In addition to the above, Ernst & Young agreed to provide professional services to us to further the implementation of our services. We may pay for Ernst & Young's services either in cash or in shares of our common stock. If we pay with our common stock, we will receive a substantial discount from the standard rates Ernst & Young charges for such services. Our common stock will be valued at 85% of the average closing bid prices for the five trading days prior to the date the invoice for these services is rendered to us by Ernst & Young. However, if Ernst & Young is the beneficial owner of more than 9.99% of the voting power of our common stock on a fully-diluted basis, we will not have the option to pay for such services with our common stock.

TRANSACTIONS WITH i2 TECHNOLOGIES

     On October 12, 1999, we entered into a strategic relationship with i2 Technologies primarily to integrate the products and services of our two companies, extend the solutions across multiple industries and develop joint sales and marketing programs. As a part of our relationship, i2 Technologies invested $5.0 million in us in exchange for 895,536 shares of our common stock and a warrant to purchase an additional 746,268 shares of our common stock at an exercise price of $6.70 per share. The initial term of the agreement will expire on December 31, 2003 and will automatically renew on a year-to-year basis thereafter unless terminated by either party. Additionally, we have agreed to pay i2 Technologies a royalty of 5% of the syncLink and Chain Pricing subscription revenues during the term of the agreement. We will also pay i2 Technologies additional royalties based upon subscription revenues received from new customers with whom i2 Technologies had "significant involvement" in the sales process. i2 Technologies has agreed to pay us a royalty based upon revenues i2 Technologies receives from providing the syncLink and Chain Pricing services outside of the CPG and grocery industries.

     In addition, on March 22, 2000, as part of a private placement, we issued 66,801 shares of our common stock and a warrant to purchase an additional 10,021 shares of our common stock at an exercise price of $41.92 per share to i2 Technologies in exchange for $2.0 million.

     We believe that the transactions disclosed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that any future transactions between us and our officers, directors and five percent or greater stockholders will be subject to approval by a majority of our disinterested independent directors and will be on terms no less favorable than we could obtain from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of our common stock as of March 3, 2000, as adjusted to reflect the sale of common stock offered by us in this offering for:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each executive officer named in the Summary Compensation Table on page
       41;

     - each of our directors; and

     - all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 22, 2000 are treated as outstanding and beneficially owned with respect to the person holding these options or warrants for the purpose of computing the percentage ownership of that person. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership before the offering is based on 19,735,416 shares outstanding as of March 3, 2000. The percentage of beneficial
ownership after the offering is based on           shares, including the
          shares to be sold by us in this offering.

     The post-offering ownership percentages in the table below do not take into account any exercise of the underwriters' over-allotment option.

                                                            SHARES OWNED           SHARES OWNED
                                                        PRIOR TO THE OFFERING   AFTER THE OFFERING
                                                        ---------------------   -------------------
NAME OF BENEFICIAL OWNER                                  NUMBER     PERCENT     NUMBER     PERCENT
------------------------                                ----------   --------   ---------   -------
Executive Officers and Directors:
  Lewis B. Kilbourne..................................    264,084       1.3       264,084    *
  Robert N. Baker.....................................  2,226,120      11.2     2,226,120     --
  Robert I. Noe.......................................    200,000       1.0       200,000    *
  Patrick T. Fitzgerald...............................         --        --            --     --
  J. Andrew Kerner....................................    167,111      *          167,111    *
  David M. Lloyd......................................    133,333      *          133,333    *
  Sue A. Hale.........................................     48,000      *           48,000    *
  Warren D. Jones.....................................     82,000      *           82,000    *
  Jimmy M. Wright.....................................    178,000      *          178,000    *
  All Executive officers and directors as a group (9
     persons).........................................  3,298,648      15.7     3,298,648     --
Other 5% Stockholders:
  Persons and entities deemed to be affiliated with
     Ernst & Young U.S. LLP...........................  1,044,512       5.1     1,044,512     --
  i2 Technologies.....................................  1,641,804       8.0     1,641,804     --
  Robert L. Barcum....................................  1,626,784       8.2     1,626,784     --

---------------

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

     Executive Officers and Directors. Additional information regarding the beneficial ownership of shares held by our executive officers and directors is contained below. The address of each executive officer and director, other than Messrs. Noe, Fitzgerald, Kerner and Lloyd is 13800 Benson Road, Edmond, Oklahoma 73013-6417.

     - Lewis B. Kilbourne. Includes options to purchase 260,004 shares of common stock that are exercisable within 60 days of March 22, 2000.

     - Robert N. Baker. Includes options to purchase 200,004 shares of common stock that are exercisable within 60 days of March 22, 2000.

     - Robert I. Noe. Includes options to purchase 200,000 shares of common stock that are exercisable within 60 days of March 22, 2000. Mr. Noe's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

     - Patrick T. Fitzgerald. Mr. Fitzgerald's address is 13155 Noel Road, Suite 800, Dallas, TX 75240.

     - J. Andrew Kerner. Includes options to purchase 166,667 shares of common stock that are exercisable within 60 days of March 22, 2000. Mr. Kerner's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

     - David M. Lloyd. Includes options to purchase 133,333 shares of common stock that are exercisable within 60 days of March 22, 2000. Mr. Lloyd's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

     - Sue A. Hale. Includes options to purchase 48,000 shares of common stock that are exercisable within 60 days of March 22, 2000.

     - Warren D. Jones. Includes 16,000 shares of common stock beneficially owned by Mr. Jones' spouse, Kathleen Jones, and options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 22, 2000.

     - Jimmy M. Wright. Includes options to purchase 178,000 shares of common stock that are exercisable within 60 days of March 22, 2000.

     Other 5% Stockholders. Information regarding the beneficial owners of 5% or more of our stock is set forth below.

     - Ernst & Young U.S. LLP. The address is 787 Seventh Avenue, New York, New York, 10019. According to a Schedule 13D filed with the Securities and Exchange Commission on November 22, 1999, Ernst & Young U.S. LLP on its behalf and on behalf of Philip A. Laskawy has reported that it has shared voting power and shared dispositive power over all of the shares.

     - i2 Technologies Inc. Includes warrants to purchase 746,268 shares of common stock. The address is 11701 Luna Road, Dallas, Texas 75234.

     - Robert L. Barcum. Includes 16,000 shares of common stock beneficially owned by Mr. Barcum's spouse, Rhonda Jones, and 70,000 shares of common stock beneficially owned by the Barcum Family Fund (Donor Advised Fund) with the Assemblies of God Foundation. His address is 13800 Benson Road, Edmond, Oklahoma 73013-6417.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The rights and preferences of the authorized preferred stock may be designated from time to time by our board of directors. The following summary is qualified by reference to our certificate of incorporation and our bylaws, both of which have been filed as exhibits to this registration statement.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are not entitled to cumulated voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities of viaLink. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to fix rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock.

     We have agreed with the securities regulators of certain states that we will not offer preferred stock to persons considered to be promoters of viaLink except on the same terms as offered to all other existing stockholders or new stockholders, or unless the issuance of preferred stock is approved by the majority of our disinterested, independent directors who have access, at our expense, to legal counsel.

REGISTRATION RIGHTS

     We have granted registration rights to holders of options to purchase 1,440,000 shares of our common stock. We originally issued these options to John Simonelli and Larry E. Howell on October 15, 1996 in connection with our acquisition of Vantage Capital Resources, Inc. If we propose to register any of our securities under the Securities Act (other than by filing a registration statement on Form S-8 or Form S-4) at any time, the option holders may request to have the securities they hold included in such registration. Upon such request, we shall use our best efforts, providing that it is permissible under the Securities Act to register such securities on such registration statement, to include the option holders' securities in the proposed registration statement. However, we may determine for any reason, after consultation with the option holders who have requested to have their securities included in the registration statement, not to register or to delay the registration of the option holders' securities. In August 1999, we registered for resale the 1,440,000 shares of common stock issuable upon the exercise of these options and we were obligated to keep the registration statement registering these shares for resale effective until February 2000 or until the shares have been sold pursuant to such registration statement. As of March 3, 2000, 360,000 of these options were still outstanding.

     In connection with various agreements with Hewlett-Packard and the $6.0 million subordinated secured convertible promissory note we issued to them, we have granted registration rights to Hewlett-Packard with respect to shares of our common stock issuable upon conversion of the note and with respect to the shares of our common stock purchased by them and shares of our common stock issuable upon exercise of a warrant we issued to them in connection with a private placement, Hewlett-Packard may request that these securities be registered in up to four demand registrations, however only one of these demand registrations may be pursuant to a registration statement on Form S-1, Form SB-2 or other similar forms of registration statements. We have also granted Hewlett-Packard unlimited piggyback registration rights. Both the demand and piggyback registration rights contain cut-back provisions under which we may not have to register the shares requested by Hewlett-Packard if such registration, in the opinion of the underwriters of such offering, would be imprudent.

     In connection with an agreement with Ernst & Young, we have granted registration rights to Ernst & Young with respect to 1,000,000 shares of our common stock we issued to Ernst & Young upon the exercise of a warrant we issued to them. Ernst & Young may request that these securities be registered in up to five demand registrations, however only two of these demand registrations may be pursuant to a registration statement on Form S-1, Form SB-2 or other similar forms of registration statements. We have also granted Ernst & Young unlimited piggyback registration rights. Both the demand and piggyback registration rights contain cut-back provisions under which we may not have to register the shares requested by Ernst & Young if such registration, in the opinion of the underwriters of such offering, would be imprudent. In August 1999, we registered for resale 250,000 shares of common stock we issued to Ernst & Young upon exercise of the warrant and we are obligated to keep the registration statement registering these shares for resale effective until the shares have been sold pursuant to such registration statement.

     In connection with various agreements with i2 Technologies and the common stock and warrants issued thereunder, we have granted registration rights to i2 Technologies with respect to shares of our common stock purchased by them and shares of our common stock issuable upon the exercise of the warrants we issued to them. i2 Technologies may request that these securities be registered on a registration statement on Form S-1, Form SB-2 or other similar forms or registration statements pursuant to a demand registration right which we have granted them. We have also granted to i2 Technologies unlimited piggyback registration rights. We may delay a request to register these securities pursuant to the demand registration right for a period not to exceed 60 days in certain limited circumstances which, in the opinion of our board of directors, would make the registration of the securities at such time unadvisable. The piggyback registration rights contain cut-back provisions under which we may not have to register the shares requested by i2 Technologies if such registration, in the opinion of the underwriters of such offering, would be imprudent.

     In connection with an agreement with Millennium Partners, we are required to register all of the shares of our common stock issued to Millennium Partners and all of the shares of our common stock issuable upon exercise of a warrant we issued to Millennium Partners upon the later to occur of 120 days following the close of the private placement with Millennium Partners or 30 days after this registration statement becomes effective.

ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation, our bylaws and certain provisions of Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of viaLink. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of viaLink.

     Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered or exchanged; or

     - on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     In addition, provisions of our certificate of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

     Classified board of directors. Our certificate of incorporation provides that our board of directors is to be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors are elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors. Our bylaws also provide that directors may only be removed by the stockholders for cause by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of viaLink then entitled to vote in the election of directors, voting together as a single class.

     Stockholder action; special meeting of stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors.

     Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder, in order to be timely, must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of proxy contest, tender offer, merger or other transaction.

     Supermajority vote provisions. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and action by written consent of stockholders.

     Indemnification. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws limit the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is UMB Bank, N.A. and its address is 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri 64141.

NASDAQ SMALLCAP MARKET LISTING

     Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "IQIQ." We have applied to have our common stock traded on the Nasdaq National Market under the trading symbol "VLNK."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market
could lower prevailing market prices. As described below,      shares of our
common stock currently outstanding will be available for sale immediately after this offering. Sales of substantial amounts of our common stock in the public market after the applicable restrictions lapse could harm the prevailing market price and impair our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, based upon the number of shares outstanding as
of March   , 2000 and assuming no exercise of outstanding options. Of these shares, all the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

     The remaining      shares of common stock outstanding are deemed
"restricted securities" within the meaning of Rule 144, all of which are eligible for sale in the public market subject to the resale limitations of Rule 144.

     Lock-up Agreements. We anticipate that all of our directors, officers, employees and significant stockholders will sign lock-up agreements under which they agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 120 days following the effective date of the Registration Statement. Transfers or dispositions can be made sooner: (a) with the prior written consent of Wit

SoundView, in the case of certain transfers to affiliates who sign identical lock-up agreements, (b) if the transfer is a bona fide gift to a charitable foundation or organization and the donee signs an identical lock-up agreement,
(c) if the transfer is from a partnership to a retired partner or the estate of a retired partner and the retired partner or its estate signs an identical lock-up agreement or (d) if the transfer is from a corporation to its stockholders and the stockholders sign identical lock-up agreements.

     Rule 144. In general, under Rule 144 as currently in effect, after the expiration of the lock-up period, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the number of shares of our common stock then outstanding, which will equal shares immediately after the offering, or (b) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who, at the time of sale is not, and is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

     Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     Registration Rights. After this offering, the holders of at least shares of our common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Securities-Registration Rights." After such registration, these shares of our common stock become freely tradable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

                                  UNDERWRITING

GENERAL

     Upon the terms and subject to the conditions set forth in an underwriting agreement, the underwriters named below, for whom SoundView Technology Group, Inc., ING Barings LLC, A.G. Edwards & Sons, Inc. and Stephens Inc. are acting as representative have severally agreed to purchase from us an aggregate of shares of our common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
SoundView Technology Group, Inc. ...........................
ING Barings LLC.............................................
A.G. Edwards & Sons, Inc. ..................................
Stephens Inc. ..............................................
                                                                   ------
          Total.............................................
                                                                   ======

     The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the underwriting agreement, all such shares of common stock (other than the shares of common stock covered by the over-allotment option described below) must be so purchased.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers (who may include the underwriters) at such
price less a concession not to exceed $     per share. The underwriters may
allow, and dealers may reallow, a concession not to exceed $     per share to
any other underwriter and certain other dealers. The underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary control.

     The underwriting discount is equal to the public offering price per share of common stock minus the price per share of common stock paid by the underwriters. The following table shows the per share and total public offering price, the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering and the proceeds, before expenses, to us.

                                                  PER SHARE       TOTAL
                                                  ---------       -----
Public offering price...........................
Underwriting discounts and commissions paid by
  us............................................
Proceeds, before expenses, to us................

     Other expenses of this offering, including the registration fees, transfer agent fees and the fees of financial printers, counsel and accountants, payable
by us are expected to be approximately $          .

OVER-ALLOTMENT OPTION

     Three selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of      additional shares of common stock at the public offering price less underwriting discounts and commissions. This option may be exercised solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent that the underwriters exercise such option, each of the underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such underwriter's initial commitment as indicated in the preceding table.

     The offering of the shares offered hereby is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

NO SALES OF COMMON STOCK OR SIMILAR SECURITIES

     We have agreed, subject to exceptions involving stock issued to employees in accordance with our stock incentive plans, not to offer or sell any shares of common stock or any securities convertible into or exchangeable for common stock for a period of 120 days after the date of this prospectus without the prior written consent of Wit SoundView. In addition, during this period, we have also agreed not to file any registration statement other than on Form S-8 with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Wit SoundView.

     All of our directors and executive officers and some of our stockholders that hold shares of our common stock or options to acquire shares of our common stock have agreed that, for a period of 120 days after the date of this prospectus, without the prior written consent of Wit SoundView, they will not, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock, or enter into any swap or other agreement or any other agreement that transfers in any manner, all or a portion of the economic consequences associated with the ownership of the common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, other than the shares, if any, of common stock offered hereby by the selling stockholders.

NASDAQ SMALLCAP MARKET LISTING

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "IQIQ." We have applied to have our common stock listed on the Nasdaq National Market under the symbol "VLNK."

ELECTRONIC PROSPECTUS

     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital Corporation's Web site and any information contained on any other Web site maintained by Wit Capital Corporation is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

PRICE STABILIZATIONS AND SHORT POSITIONS

     In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in common stock for their own account. To cover a short position or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. The underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in this offering, if the underwriters repurchase previously distributed common stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the underwriters may bid for, and purchase, shares of common stock in market making transactions. These activities may stabilize or maintain the market price of the common stock above market levels that may otherwise prevail. The underwriters are not required to engage in these activities and may stop any of these activities at any time without notice.

     In connection with this offering, certain underwriters and other selling group members or their affiliates may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of that day when this limit is reached.

     A. G. Edwards & Sons, Inc. acted as our agent in connection with a private placement completed in March 2000, and thereby received a warrant to purchase 2,672 shares of our common stock at an exercise price of $44.91 per share.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The balance sheet as of December 31, 1998 and the statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of The viaLink Company as of December 31, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act of 1933, with respect to the shares of common stock to be sold in this offering. This prospectus is a part of the registration statement and does not contain all the information included in the registration statement and the exhibits thereto. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you without charge at the Securities and Exchange Commission's Web site, http://www.sec.gov.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and file with the Securities and Exchange Commission and furnish or make available to our stockholders annual reports containing financial statements audited by our independent auditors, quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information.

     We have recently filed the following documents with the SEC under the Exchange Act:

     - our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     - our Current Report on Form 8-K dated March 1, 2000; and

     - the description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 333-05038-D) filed under Section 12(g) of the Exchange Act.

     You may read and copy any reports, statements or other information on file at the public reference rooms or at the Securities and Exchange Commission's Web site referred to above. You can also request copies of these documents, for a copying fee, by writing to the Commission.

     Our Web site is www.vialink.com. THE INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF THE VIALINK COMPANY
  Independent Auditors' Reports.............................  F-2
  The viaLink Company Balance Sheets as of December 31, 1998
     and 1999...............................................  F-4
  The viaLink Company Statements of Operations and
     Comprehensive Income (Loss)
     for the Years Ended December 31, 1997, 1998 and 1999...  F-5
  The viaLink Company Statements of Stockholders' Equity for
     the Years Ended December 31, 1997, 1998 and 1999.......  F-6
  The viaLink Company Statements of Cash Flows for the Years
     Ended December 31, 1997, 1998 and 1999.................  F-7
  The viaLink Company Notes to Financial Statements.........  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The viaLink Company:

     We have audited the accompanying balance sheet of The viaLink Company as of December 31, 1999, and the related statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The viaLink Company as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            KPMG LLP

Dallas, Texas
February 3, 2000, except as
to Note 13, which is as of
March 1, 2000

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
The viaLink Company

     In our opinion, the accompanying balance sheet and the related statements of operations and comprehensive income (loss), of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The viaLink Company at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
February 22, 1999, except as to the
stock splits described in Note 8 and
Note 13 relating to the 1997 and
1998 share and per share data,
which is as of March 14, 2000.

                              THE VIALINK COMPANY

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                     ASSETS

                                                                 1998          1999
                                                              ----------   ------------
Current assets:
  Cash and cash equivalents.................................  $  715,446   $  8,616,305
  Short-term investments, held to maturity..................          --      6,479,443
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $7,841 in 1998 and $41,416 in
     1999...................................................     158,117        122,796
  Other receivables.........................................     585,778        472,599
  Prepaid expenses..........................................      16,716        395,513
  Marketable securities, available for sale.................     684,327             --
                                                              ----------   ------------
          Total current assets..............................   2,160,384     16,086,656
Furniture, equipment and leasehold improvements, net........     719,910      2,473,281
Software development costs, net.............................   1,340,230      1,523,588
Note receivable, net of deferred gain on sale...............     337,958             --
Deferred service fees.......................................          --      3,046,302
Other assets................................................      38,564        108,762
                                                              ----------   ------------
          Total assets......................................  $4,597,046   $ 23,238,589
                                                              ==========   ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................  $1,066,273   $  2,236,521
  Current portion of capital lease obligations..............      44,194             --
                                                              ----------   ------------
          Total current liabilities.........................   1,110,467      2,236,521
Long-term debt..............................................          --      4,230,720
                                                              ----------   ------------
          Total liabilities.................................   1,110,467      6,467,241
Commitments and Contingencies (Notes 7 and 11)
Stockholders' equity:
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 2,826,613 and 19,569,644 shares issued and
     outstanding at December 31, 1998 and 1999,
     respectively...........................................       2,827         19,570
  Additional paid-in capital................................   4,763,569     31,740,964
  Unearned stock compensation...............................          --     (1,389,079)
  Accumulated deficit.......................................    (964,144)   (13,600,107)
  Accumulated other comprehensive loss......................    (315,673)            --
                                                              ----------   ------------
          Total stockholders' equity........................   3,486,579     16,771,348
                                                              ----------   ------------
          Total liabilities and stockholders' equity........  $4,597,046   $ 23,238,589
                                                              ==========   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997          1998           1999
                                                       -----------   -----------   ------------
Revenues.............................................  $ 9,022,842   $ 8,230,628   $    615,519
Operating expenses:
  Direct cost of sales...............................    2,211,956     1,563,757             --
  Customer operations................................    4,526,968     3,759,626      2,655,113
  Development........................................    1,131,093     1,205,743      2,803,247
  Selling and marketing..............................      708,652       435,978      2,919,857
  General and administrative.........................    2,840,978     2,285,955      5,430,466
  Depreciation and amortization......................      502,559       458,259        594,373
                                                       -----------   -----------   ------------
          Total operating expenses...................   11,922,206     9,709,318     14,403,056
                                                       -----------   -----------   ------------
Loss from operations.................................   (2,899,364)   (1,478,690)   (13,787,537)
Interest expense, net................................      (73,581)     (161,355)    (3,983,785)
Gain on sale of assets...............................           --     3,339,123      1,262,921
Realized gain on sale of marketable securities.......           --            --      3,872,438
                                                       -----------   -----------   ------------
Income (loss) before income taxes....................   (2,972,945)    1,699,078    (12,635,963)
Provision (benefit) for income taxes.................   (1,112,127)    1,049,440             --
                                                       -----------   -----------   ------------
Net income (loss)....................................   (1,860,818)      649,638    (12,635,963)
Other comprehensive income (loss):
  Unrealized income (loss) on marketable securities,
     net of tax......................................           --      (315,673)       315,673
                                                       -----------   -----------   ------------
Comprehensive income (loss)..........................  $(1,860,818)  $   333,965   $(12,320,290)
                                                       ===========   ===========   ============
Net income (loss) per common share --
  -- Basic...........................................  $     (0.17)  $      0.06   $      (0.96)
                                                       ===========   ===========   ============
  -- Diluted.........................................  $     (0.17)  $      0.05   $      (0.96)
                                                       ===========   ===========   ============
Weighted average common shares outstanding --
  -- Basic...........................................   10,909,752    10,964,164     13,114,028
                                                       ===========   ===========   ============
  -- Diluted.........................................   10,909,752    12,409,772     13,114,028
                                                       ===========   ===========   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                       ACCUMULATED
                                      COMMON STOCK       ADDITIONAL      UNEARNED         OTHER       ACCUMULATED
                                  --------------------     PAID-IN        STOCK       COMPREHENSIVE     EARNINGS
                                    SHARES     AMOUNTS     CAPITAL     COMPENSATION   INCOME (LOSS)    (DEFICIT)        TOTAL
                                  ----------   -------   -----------   ------------   -------------   ------------   ------------
Balance, December 31, 1996......   2,726,500   $ 2,727   $ 4,491,226   $        --      $     --      $    247,036   $  4,740,989
  Exercise of stock options.....         444        --           279                                                          279
  Stock issued under employee
    stock purchase plan.........       2,565         3         7,483                                                        7,486
  Net loss......................                                                                        (1,860,818)    (1,860,818)
                                  ----------   -------   -----------   -----------      --------      ------------   ------------
Balance, December 31, 1997......   2,729,509     2,730     4,498,988            --            --        (1,613,782)     2,887,936
  Exercise of stock options.....      88,610        89       240,303                                                      240,392
  Stock issued under employee
    stock purchase plan.........       3,461         3         8,555                                                        8,558
  Stock issued under employee
    bonus plan..................       5,033         5        15,723                                                       15,728
  Net income....................                                                                           649,638        649,638
  Unrealized loss on securities
    available for sale..........                                                        (315,673)                        (315,673)
                                  ----------   -------   -----------   -----------      --------      ------------   ------------
Balance, December 31, 1998......   2,826,613     2,827     4,763,569            --      (315,673)         (964,144)     3,486,579
  Exercise of stock options.....     575,435       575     1,993,311                                                    1,993,886
  Stock issued under employee
    stock purchase plan.........         172        --         1,891                                                        1,891
  Proceeds from Hewlett-Packard
    note........................                           6,000,000                                                    6,000,000
  Issuance of stock options to
    employees...................                           2,185,736    (2,185,736)                                            --
  Issuance of stock purchase
    warrants....................                           4,006,468                                                    4,006,468
  Amortization of unearned stock
    compensation................                                           796,657                                        796,657
  Proceeds from exercise of
    common stock warrants.......   1,068,042     1,068     5,621,192                                                    5,622,260
  Exercise of common stock
    warrants, Ernst & Young.....     250,000       250     1,999,750                                                    2,000,000
  Issuance of common stock for
    services....................      20,480        21       549,639                                                      549,660
  Proceeds from issuance of
    common stock to i2
    Technologies, Inc. .........     223,884       224     4,999,776                                                    5,000,000
  Registration costs............                            (365,763)                                                    (365,763)
  Two-for-one stock split on
    November 29, 1999...........   4,820,196     4,820        (4,820)                                                          --
  Two-for-one stock split on
    March 1, 2000 (note 13).....   9,784,822     9,785        (9,785)                                                          --
  Unrealized gain on securities,
    net of reclassification
    adjustment..................                                                         315,673                          315,673
  Net loss......................                                                                       (12,635,963)   (12,635,963)
                                  ----------   -------   -----------   -----------      --------      ------------   ------------
Balance, December 31, 1999......  19,569,644   $19,570   $31,740,964   $(1,389,079)           --      $(13,600,107)  $ 16,771,348
                                  ==========   =======   ===========   ===========      ========      ============   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $(1,860,818)  $   649,638   $(12,635,963)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................      827,396       925,134      1,015,609
    Deferred income tax provision (benefit).................   (1,112,127)    1,049,440             --
    Gain on sale of assets..................................           --    (2,998,453)      (462,042)
    Gain on sale of marketable securities...................           --            --     (3,872,438)
    Amortization of unearned stock compensation.............           --            --        796,657
    Amortization of deferred service fee....................           --            --        960,166
    Loss on disposal of fixed assets........................           --        12,694             --
    Non-cash interest expense on convertible debt...........           --            --      4,230,720
    Professional fees paid with common shares...............           --            --        549,660
    Increase (decrease) in cash for changes in:
      Accounts receivable, net..............................      672,515     1,054,162         35,321
      Other receivables.....................................      269,981      (540,885)       113,179
      Prepaid expenses and other assets.....................      127,830        32,407       (448,995)
      Accounts payable and accrued liabilities..............      428,512      (397,899)     1,170,248
      Deferred revenue......................................      (96,315)     (236,134)            --
                                                              -----------   -----------   ------------
         Net cash used in operating activities..............     (743,026)     (449,896)    (8,547,878)
                                                              -----------   -----------   ------------
Cash flows from investing activities:
  Proceeds from sale of assets, net of costs................           --     2,607,731             --
  Proceeds from sale of marketable securities...............           --            --      4,872,438
  Capital expenditures......................................     (332,987)      (41,785)    (2,345,157)
  Collection on note receivable from sale of ijob...........           --            --        800,000
  Purchase of short-term investments........................           --            --     (9,099,443)
  Proceeds upon maturity of short-term investments..........           --            --      2,620,000
  Capitalized expenditures for software development.........     (752,158)     (617,180)      (607,181)
                                                              -----------   -----------   ------------
         Net cash provided by (used in) investing
           activities.......................................   (1,085,145)    1,948,766     (3,759,343)
                                                              -----------   -----------   ------------
Cash flows from financing activities:
  Decrease in bank overdraft................................     (261,141)      (23,619)            --
  Proceeds from convertible debt............................           --            --      6,000,000
  Proceeds from long-term debt..............................    1,270,000     3,522,639             --
  Proceeds from stockholder notes...........................        6,455            --             --
  Proceeds from exercise of stock option and purchase
    plans...................................................        7,765       264,678      1,995,777
  Proceeds from exercise of common stock purchase warrants,
    net of registration costs...............................           --            --      7,256,497
  Proceeds from issuance of common stock to i2
    Technologies, Inc. .....................................           --            --      5,000,000
  Payments of capital lease obligations.....................     (135,153)     (132,422)       (44,194)
  Payment of stockholder notes..............................      (20,000)     (482,830)            --
  Payments of long-term debt................................     (780,000)   (4,012,639)            --
                                                              -----------   -----------   ------------
         Net cash provided by (used in) financing
           activities.......................................       87,926      (864,193)    20,208,080
                                                              -----------   -----------   ------------
Net increase (decrease) in cash and cash equivalents........   (1,740,245)      634,677      7,900,859
Cash and cash equivalents, beginning of period..............    1,821,014        80,769        715,446
                                                              -----------   -----------   ------------
Cash and cash equivalents, end of period....................  $    80,769   $   715,446   $  8,616,305
                                                              ===========   ===========   ============
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $   123,778   $   220,553   $         --
                                                              ===========   ===========   ============
  Cash paid for income taxes, net of refunds................  $   114,852   $    26,454   $         --
                                                              ===========   ===========   ============
Supplemental schedule of non-cash investment activities:
  Issuance of stock purchase warrants for future services...  $        --   $        --   $  4,006,468
                                                              ===========   ===========   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General Description of Business -- The viaLink Company (the "Company") provides subscription-based, business-to-business electronic commerce solutions that enable the CPG and grocery industries to more efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors and retailers to communicate, exchange and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional methods.

     Our strategy is to continue our investment in marketing and sales activities, development of our viaLink services and customer support services to facilitate our plan to penetrate the market and build recurring revenues generated from subscriptions to our viaLink services. In order to implement this strategy, we believe that we will need significant additional capital resources and we are seeking additional financing sources and other potential technology, strategic and marketing partners. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from our viaLink services are sufficient to cover the expenses.

     Our clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods and grocery industries and are geographically dispersed throughout the United States.

     Basis of Presentation -- The financial statements include the accounts of the Company and, prior to December 31, 1998, its wholly-owned subsidiary, ijob, Inc., which was formed June 30, 1997. All material intercompany balances and transactions have been eliminated. On December 31, 1998, ijob, Inc. was sold, and therefore, is not included in the Company's financial statements subsequent to that date.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents and Short-term Investments -- For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Similar investments with a maturity, at purchase, of more than three months are classified as short-term investments held to maturity and are carried at amortized cost.

     Marketable Securities -- The Company classifies its investment in marketable securities as available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's securities are carried at fair market value, with the unrealized gains and losses reported as other comprehensive income or loss until realized.

     Risks from Concentrations -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, notes receivable and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large

                              THE VIALINK COMPANY
number of individual accounts and their dispersion across different regions. The Company does not believe a material risk of loss exists with respect to its financial position due to concentrations of credit risk.

     The Company received, as consideration for the sale of its management consulting and systems integration assets, 643,770 shares of preferred stock which were converted into common shares of the NetPlex Group, Inc. Such shares were classified as available-for-sale marketable securities and were subject to fluctuations in value due to market conditions until the sale of such securities in December 1999.

     Prior to 1999, the Company's revenues were in part dependent on large license fees and systems integration contracts from a limited number of customers. In 1999, three customers individually accounted for 27, 14 and 12 percent of revenues. In 1997, 1998 and 1999, approximately 57, 49 and 70 percent, respectively, of the Company's total revenues were attributable to five clients. During 1998, the Company sold its wholly owned subsidiary, ijob, Inc., and the assets underlying its management consulting and systems integration services (see Note 2). Historically, over 90% of the Company's revenues were generated from assets sold pursuant to these sales. As a result of the sales, the Company resembles a development stage company since its planned principal operations have not yet generated significant revenues. We will continue to be dependent upon revenues from a limited number of customers until we achieve market penetration.

     Furniture, equipment and leasehold improvements -- Furniture, equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. The Company depreciates furniture and equipment using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lease term using the straight-line method.

     Revenue Recognition -- Prior to 1999, the Company's revenues were primarily realized from providing management consulting services, systems integration services and reselling hardware and software products. The Company recognized revenue as the services were provided and products were delivered. Revenues from fixed-price contracts were recognized using the percentage of completion method. The Company's revenues in 1999 consist of recurring monthly subscription fees for customer use of the viaLink services, implementation fees, and recurring monthly fees for hosting customer websites. Contracts for customer use of the viaLink services are generally for a one-year period, but are generally cancelable with 30 days notice. The Company recognizes revenue for the use of the viaLink services and for hosting customer websites as these services are provided. Implementation fees for the viaLink services are nonrefundable and are separately priced from the use of the viaLink services based on time and materials, and are recognized when each implementation is complete. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to the viaLink database. The Company has no obligation to perform any future services and no additional implementation services are necessary upon renewal of the service by the customer. Revenues collected in advance are deferred and recognized as earned.

     Direct Cost of Sales -- Direct cost of sales represents the cost of hardware and certain point-of-sale software acquired for resale, including royalty payments required for sale of the Company's proprietary software products.

     Development -- The Company incurred costs and expenses of approximately $1.9 million, $1.8 million and $3.4 million for product development in 1997, 1998 and 1999, respectively. The Company capitalizes certain of these costs, including interest, that are directly related to the development of software to be sold and software developed for internal use. Capitalization of costs for internal use software begins after the preliminary project stage and ends when the software is substantially complete and ready for its intended

                              THE VIALINK COMPANY
use. The Company also capitalizes certain of these costs, including interest, for software to be sold beginning when technological feasibility has been established and ending when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of three to five years and are subject to impairment evaluation in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     Earnings Per Share -- Basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted earnings per share also includes the impact of convertible debt, if dilutive, using the if-converted method.

     Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards and tax credit carryforwards. SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the 1999 financial statement presentation.

2. DIVESTITURES

     On December 31, 1998, the Company sold its wholly-owned subsidiary, ijob, Inc. to DCM Company ("DCM"), a corporation wholly-owned by David C. Mitchell, the President and a member of the board of directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrued interest at 8% per annum. The promissory note was collateralized by substantially all of ijob's fixed assets, contract rights, accounts receivable and general intangibles. The net gain of $462,042 on the sale was deferred and netted against the $800,000 promissory note at December 31, 1998, as DCM was considered to be a highly leveraged entity. On March 11, 1999, the promissory note and accrued interest were paid in full. Accordingly, the deferred gain on the sale of $462,042 was recognized in the 1999 statement of operations.

     Effective September 1, 1998, the Company sold the assets related to its management consulting and systems integration services (including the Company's proprietary Retail Services Application ("RSA") software) to NetPlex Group, Inc. ("Consulting Assets Sale"). The Company received $3.0 million in cash and 643,770 shares of NetPlex preferred stock, with a market value of approximately $1.0 million at the date of the sale. The Company used the cash proceeds from the sale to repay (i) $551,062 of long-term debt, (ii) $565,094 of stockholder loans including interest and (iii) expenses attributable to the Consulting Assets Sale. The net gain from the Consulting Assets Sale was $2,998,453. At December 31, 1998, the market value of the 643,770 shares of NetPlex preferred stock was $684,327, yielding an unrealized loss of $315,673, which was included in other comprehensive loss in 1998. In December 1999, the Company sold the 643,770 shares for $4.87 million resulting in a realized gain of $3.87 million included in the 1999

                              THE VIALINK COMPANY
statement of operations. The following represents condensed unaudited results of operations related to the management consulting and systems integration services:

                                                                             EIGHT MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    AUGUST 31,
                                                                  1997           1998
                                                              ------------   ------------
Revenues....................................................   $7,544,678     $6,831,916
Expenses....................................................    7,335,395      5,045,104
                                                               ----------     ----------
Income before income taxes..................................   $  209,283     $1,786,812
                                                               ==========     ==========

     In conjunction with the Consulting Assets Sale, the Company entered into an earn-out agreement that provides for quarterly cash payments aggregating up to $1.5 million based on revenues generated from the assets sold to NetPlex through March 31, 2000. During 1999, the Company accrued payments in accordance with the Consulting Assets Sale earn-out agreement in the amount of $801,000, representing the estimated earn-out through September 30, 1999. NetPlex did not make the contractually required payments in the time periods specified in the earn-out agreement. Subsequent to December 31, 1999, however, the Company received payment for the amounts recognized through September 30, 1999. Due to this uncertainty, no amounts have been recorded under the earn-out agreement subsequent to September 30, 1999. The earn-out agreement includes certain acceleration provisions upon any breach by NetPlex, including increased cash earn-out payments up to $1.5 million and issuance to the Company of an additional 643,770 shares of NetPlex common stock. The Company has not recognized any amounts which may become due under these acceleration provisions and will recognize income under the earn-out agreement as payments are received.

     The Company's balance sheets as of December 31, 1998 and 1999 and the statement of operations for 1999, do not include the assets and operations of the consulting and systems integration assets, nor do they include the assets and operations of ijob, which are included in the comparable period of 1998. Therefore, the years presented are not comparable.

3. SHORT-TERM INVESTMENTS

     At December 31, 1999, all marketable debt securities were classified as held-to-maturity and carried at amortized cost. Short-term investments consisted of the following:

Certificates of deposit..................................  $  100,000
Commercial paper.........................................   5,038,141
Bankers acceptances......................................     744,480
U.S. government securities...............................     596,822
                                                           ----------
          Total short-term investments...................  $6,479,443
                                                           ==========

     At December 31, 1999, the estimated fair value of each investment approximated its amortized cost, and therefore, there were no significant unrealized gains or losses.

                              THE VIALINK COMPANY

4. FURNITURE, EQUIPMENT, LEASEHOLD IMPROVEMENTS AND SOFTWARE DEVELOPMENT COSTS

     Furniture, equipment and leasehold improvements at December 31, 1998 and 1999 consisted of the following:

                                                                1998          1999
                                                             -----------   -----------
Furniture and fixtures.....................................  $   286,583   $   388,918
Computer equipment.........................................    1,432,776     2,734,831
Computer software..........................................      492,790     1,260,472
Leasehold improvements.....................................       49,669       222,755
                                                             -----------   -----------
                                                               2,261,818     4,606,976
Less: accumulated depreciation and amortization............   (1,541,908)   (2,133,695)
                                                             -----------   -----------
Furniture, equipment and leasehold improvements, net.......  $   719,910   $ 2,473,281
                                                             ===========   ===========

     Computer equipment in 1998 and 1999 included $321,840 of assets under capital leases. Furniture and fixtures in 1998 and 1999 included $88,766 of assets under capital leases. Accumulated depreciation for all assets under capital leases at December 31, 1998 and 1999 was $262,537 and $344,658, respectively.

     The Company incurred total costs of approximately $1.9 million, $1.8 million and $3.4 million for development of software in 1997, 1998 and 1999, respectively. We capitalized $752,158, $617,180 and $607,181 of these costs for development of software in 1997, 1998 and 1999, respectively. Interest capitalized during 1997, 1998 and 1999 was not material. Amortization of developed software during 1997, 1998 and 1999 was $324,837, $466,375 and $423,823, respectively. Accumulated amortization at December 31, 1998 and 1999 was $763,755 and $1,187,578, respectively.

5. LONG-TERM DEBT

     On July 19, 1995, the Company entered into a revolving credit agreement (the "Agreement") with a bank whereby the Company could borrow, under two separate notes, up to the lesser of $3,000,000 or the borrowing base as defined in the agreement. Pursuant to the terms of the revolving credit agreement, upon successful completion of the Company's initial public offering, the working capital note of $800,000 was paid in full on November 27, 1996, and in October 1997 and December 1997, the terms of the remaining note were renegotiated to a credit line of $500,000. Interest on the note was prime plus 0.5% at December 31, 1997, which was 9%.

     During the first quarter of 1998, the Company completed a new credit facility with a commercial lender that replaced the revolving credit agreement with the bank. Under the new credit facility the Company could borrow up to $1,000,000; however, amounts borrowed were limited to 75% of the Company's accounts receivable as defined by the new facility. The facility was collateralized by accounts receivable and all tangible assets of the Company and was guaranteed by three principal officers of the Company. The interest rate on the new facility was prime plus 3%. The promissory note under this agreement was paid in full on October 16, 1998. During the first quarter of 1998, the Company obtained a credit facility including a large sale financing option with IBM Credit Corp., whereby the Company could finance directly with IBM Credit Corp. large sales of hardware or software. As of December 31,1998, there were no amounts outstanding on this credit facility and in February of 1999, the Company terminated its arrangement under this credit facility. We no longer have any available working capital borrowings or credit facility available for borrowings.

     On February 4, 1999, the Company entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased a $6.0 million secured subordinated promissory note. This note bears interest at 11.5% per annum, with interest payments deferrable to

                              THE VIALINK COMPANY
maturity in February 2004. The Company received stockholders' approval at our 1999 annual meeting to exchange the original note for a subordinated secured convertible promissory note, convertible into common stock at the option of Hewlett-Packard beginning August 2000 at a conversion price of $1.75 per share. The Company may demand conversion at maturity. The closing of the purchase of the note occurred as of February 5, 1999. At December 31, 1999, contractual interest of $621,945 for 1999 is included in the note payable balance as the amounts become convertible with the note balance.

     The Emerging Issues Task Force ("EITF") Issue 98-5 requires that beneficial conversion features present in convertible securities should be recognized and measured by allocating a portion of the proceeds equal to the value of that feature to additional paid-in capital. The value of the beneficial conversion feature in the note with Hewlett-Packard was approximately $20.0 million at the commitment date. However, the value allocated to additional paid-in capital is limited to the $6.0 million proceeds based on the prescribed accounting. Accordingly, we have allocated the full amount of proceeds to the beneficial conversion feature and recorded $6.0 million as additional paid-in capital at the time of closing. This amount is being accreted by charges to interest expense and corresponding increases in long-term debt during the period from issuance of the note to August 2000 when the note becomes convertible. Non-cash interest charges of $3.6 million were recognized in 1999, and the Company will recognize approximately $1.0 million in non-cash interest expense, per quarter, through August 2000.

     The financial instruments included in long-term debt at December 31, 1999 are convertible into common shares at $1.75 per share. The estimated market value of the shares of common stock which would be issued upon conversion of the outstanding debt and accrued interest using the last reported sales price on December 31, 1999 of $18.188 per share is approximately $68.8 million.

6. NOTES PAYABLE TO STOCKHOLDERS

     In October 1998, the Company repaid all stockholder notes in the principal amount of $482,830, plus accrued interest of $82,264. Notes payable to stockholders at December 31, 1997 totaled $482,830 and included interest at rates ranging from 8.5% to 11.5%.

     Interest expense for 1997 and 1998 related to the notes payable to stockholders was $46,473 and $38,293, respectively.

7. ALLIANCE AGREEMENTS

     On May 3, 1999, the Company entered into an agreement with Ernst & Young LLP, pursuant to which Ernst & Young will provide us with consulting and integration services and sales and marketing support, to assist in the development and market penetration of our viaLink services. In connection with this agreement, we issued Ernst & Young a warrant to purchase up to 1,000,000 shares of our common stock at a price of $2.00 per share contingent upon our ability to register the common stock underlying the warrant agreement. Additionally, we have agreed to pay a royalty of 7.0% of our service revenues to Ernst & Young for a period of two years and, in the event that at least ten "significant clients" of Ernst & Young become subscribers to our services during this two year period, we will be obligated to continue this royalty payment in perpetuity. Ernst & Young will not receive any royalties for services we provide to clients subject to the reporting requirements of the federal securities laws for which it serves as the principal independent auditor. As of the date of the issuance of the warrant, the warrant conversion price was below the fair value of our stock. The issuance of this warrant has been recorded as an asset and an increase in additional paid in capital of $1.9 million, representing the fair value of the warrant issued. The fair value of the warrant at the measurement date was determined using a Black-Scholes option pricing model with the following assumptions: interest rate (zero-coupon U.S. government issued with a remaining life equal to the expected term of the warrant) of 6.0%; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 100.4%; and weighted-average expected life of

                              THE VIALINK COMPANY
the warrant of 1.5 years. The asset will be amortized over the service period and will result in non-cash charges to our statement of operations. On August 9, 1999, Ernst & Young exercised warrants to purchase 250,000 shares of common stock resulting in gross proceeds received by us of $500,000. On November 10, 1999, Ernst & Young exercised warrants to purchase the remaining 750,000 shares of common stock resulting in gross proceeds received by us of $1.5 million. During 1999, royalties under this agreement totaled $19,700, and are included in selling and marketing expense.

     On October 12, 1999, The Company entered into a strategic relationship with i2 Technologies, Inc. ("i2"), the primary focus of which is to integrate the products and services of our two companies and to extend the solutions across multiple industries. i2 will use our syncLink services to provide product, price and promotion information to facilitate business processes between trading partners using an Internet-accessible shared database. Our two companies will also develop joint sales and marketing programs, and develop enhancements to the viaLink services. Additionally, i2 invested $5.0 million in the Company in exchange for 895,536 shares of viaLink common stock and a warrant to purchase up to an additional 746,268 shares of common stock at $6.70 per share, representing a twenty percent (20%) premium over the market price of the stock at the time of the agreement. The initial term of the agreement will expire on December 31, 2003 and will automatically renew on a year-to-year basis thereafter unless terminated by either party. The issuance of this warrant has been recorded as an asset and an increase in additional paid-in capital for the fair value of the warrant issued to i2 and will result in non-cash charges to our statement of operations during the term of the agreement. The fair value of the warrant at the measurement date was determined using a Black-Scholes option pricing model with the following assumptions: interest rate (zero-coupon U.S. government issued with a remaining life equal to the expected term of the warrant) of 5.91%; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 101.6%; and weighted-average expected life of the warrant of 2.0 years. Additionally we have agreed to pay i2 a royalty of five percent (5%) of the syncLink and Chain Pricing subscription revenues during the term of the agreement. We will also pay a royalty, in addition to the five percent, based upon subscription revenues received from new customers with whom i2 had "significant involvement" in the sales process. i2 has agreed to pay us a royalty based upon revenues i2 receives from providing syncLink and Chain Pricing services outside of the consumer packaged goods industry. During 1999, royalties under this agreement totaled $21,800, and are included in selling and marketing expense.

8. COMMON STOCK

     On November 29, 1999, the Company's board of directors approved a two-for-one stock split in the form of a dividend. The par value remained $0.001 per share. The stock split was effective December 21, 1999 and is reflected in the per share data in the accompanying financial statements and notes to the financial statements.

                              THE VIALINK COMPANY

     A reconciliation of the numerator and the denominator used in the calculation of earnings (loss) per share is as follows:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                  1997          1998           1999
                                               -----------   -----------   ------------
Basic:
  Net income (loss)..........................  $(1,860,818)  $   649,638   $(12,635,963)
  Weighted average common shares
     outstanding.............................   10,909,752    10,964,164     13,114,028
                                               -----------   -----------   ------------
     Earnings (loss) per share...............  $     (0.17)  $      0.06   $      (0.96)
                                               ===========   ===========   ============
Diluted:
  Net income (loss)..........................  $(1,860,818)  $   649,638   $(12,635,963)
  Weighted average common shares
     outstanding.............................   10,909,752    10,964,164     13,114,028
  Add: Net effect of dilutive potential
     shares..................................           --     1,445,608             --
                                               -----------   -----------   ------------
                                                10,909,752    12,409,772     13,114,028
     Earnings (loss) per share...............  $     (0.17)  $      0.05   $      (0.96)
                                               ===========   ===========   ============

     For the year ended December 31, 1999, options to purchase 10,439,692 shares at a weighted average exercise price of $4.35 and warrants to purchase 47,000 and 746,268 shares of common stock at $1.50 and $6.70, respectively, and 3,688,000 shares of common stock to be issued upon the conversion of the note issued to Hewlett-Packard, were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

     During 1998, options to purchase 1,440,000 and 120,000 shares of common stock at $1.25 and $2.25 per share, respectively, and warrants to purchase 3,680,000 and 720,000 shares of common stock at $1.25 and $1.50, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     During 1997, options to purchase 2,332,312 shares at a weighted average exercise price of $1.05 and warrants to purchase 3,680,000 and 720,000 shares of common stock at $1.25 and $1.50, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     On June 29, 1999, the Securities and Exchange Commission declared effective a post-effective amendment to our registration statement on Form SB-2 thereby permitting holders of viaLink's 3,680,000 redeemable common stock purchase warrants to voluntarily exercise the warrants, subject to specific state approvals. Each warrant allowed the holder to purchase one share of viaLink common stock at a price of $1.25 per share, on or before November 20, 1999. On October 4, 1999, we issued a Notice of Redemption to holders of our redeemable common stock purchase warrants and as of December 31, 1999, all 3,680,000 redeemable stock purchase warrants had been exercised. Warrant exercises resulted in gross proceeds of $4.6 million to the Company during 1999.

9. STOCK OPTION AND STOCK PURCHASE PLANS

     Stock Purchase Plan -- The Company established The viaLink Company Employee Stock Purchase Plan on April 1, 1997. At the Company's 1999 annual meeting our stockholders approved the adoption of the 1999 Employee Stock Purchase Plan which replaced the predecessor Employee Stock Purchase Plan as of July 1, 1999. The 1999 Stock Purchase Plan provides eligible employees of viaLink with the opportunity to acquire a proprietary interest in viaLink through participation in a payroll deduction based

                              THE VIALINK COMPANY
employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The price will be 85 percent of the per share fair market value on either the granting date or the exercise date, whichever market value is lower. The number of shares of common stock authorized and reserved for issuance under the Plan is 800,000 shares. For the years ended December 31, 1997, 1998 and 1999, 10,260, 13,844 and 12,244 shares, respectively, of common stock have been purchased under the stock purchase plan.

     Stock Option and Grant Plans -- The Company adopted The viaLink Company 1995 Stock Option Plan in March 1995 and amended the 1995 Plan on April 30, 1996 and September 1, 1998. The 1995 Plan was replaced by The viaLink Company 1999 Stock Option/Stock Issuance Plan in May 1999. While the Company may no longer grant options pursuant to the 1995 Plan, options granted under the 1995 Plan remain outstanding. The 1995 Plan provided for the issuance of incentive stock options and non-incentive stock options to attract, retain and motivate management, directors, professional employees, professional non-employee service providers and other individuals who have benefited or could benefit the Company.

     The viaLink Company 1998 Non-Qualified Stock Option Plan was adopted on February 9, 1998, and amended effective September 1, 1998. The Non-Qualified Plan was replaced by the 1999 Stock Option/ Stock Issuance Plan in May 1999. Although the Company may no longer grant options pursuant to the Non-Qualified Plan, options granted under the Non-Qualified Plan remain outstanding.

     On February 10, 1998, the board of directors of the Company adopted the 1998 Stock Grant Plan (the "Stock Grant Plan" or "Plan") to attract, retain and motivate consultants, independent contractors and key employees of the Company and its subsidiaries by way of granting shares of stock in the Company. The sale, transfer or other disposal of shares of common stock received pursuant to the Stock Grant Plan is restricted for a period of one year. During 1998, 20,132 shares of common stock were issued pursuant to the Plan at an average price of $0.78. No shares were granted under this plan in 1999. We may no longer grant shares pursuant to the Stock Grant Plan.

     At the Company's 1999 annual meeting, the Company's stockholders approved the adoption of The viaLink Company 1999 Stock Option/Stock Issuance Plan to attract and retain the services of individuals essential to the Company's long-term growth and financial success. The Company's officers and other key employees, non-employee board members and consultants and other advisors are eligible to receive option grants under the 1999 Plan.

     The Company has reserved 15,000,000 shares of our common stock for issuance over the ten year term of the 1999 Plan, including shares initially reserved under the predecessor plans. This share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 2000 calendar year, by an amount equal to 1% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will such annual increase exceed 200,000 shares. Options may be granted under the 1999 Plan at an exercise price per share not less than the fair market value per share of common stock on the option grant date.

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. APB No. 25 requires compensation expense be recorded for any excess of the market value of the underlying stock over the option price on the measurement date. During May 1999, the Company granted options for 2,540,000 and 360,000 shares at exercise prices per share of $3.61 and $3.13, respectively, compared to the market price of $4.25 on the date of grant. The excess of the market value over the exercise price is being amortized over the vesting period. Stock compensation expense of $718,000 is included in the 1999 statement of operations for these grants representing the portion of the service period in 1999. The exercise price equaled the market price at the date of grant for all other option grants during 1997, 1998 and 1999 and no compensation expense has been recognized for all other grants in 1997, 1998 and 1999.

                              THE VIALINK COMPANY

     Pro forma information regarding net income and earnings per share is required by FAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method defined by SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal year 1997, 1998 and 1999, respectively: interest rates (zero-coupon U.S. government issued with a remaining life equal to the expected term of the options) of 6.47%, 4.52% and 5.56%; dividend yields of 0.0%; volatility factors of expected market price of the Company's common stock of 65% for 1997 and 1998 and 101% for 1999; and weighted-average expected life of the options of 5.9, 6.7 and 2.5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     The Company's historical and pro forma information is as follows for the years ended December 31:

                                                   1997         1998          1999
                                                -----------   ---------   ------------
Net income (loss), as reported................  $(1,860,818)  $ 649,638   $(12,635,963)
Pro forma-diluted.............................  $(2,530,746)  $(176,182)  $(16,563,728)
Earnings (loss) per share-diluted, as
  reported....................................  $     (0.17)  $    0.05   $      (0.96)
Pro forma-diluted.............................  $     (0.23)  $   (0.01)  $      (1.26)

     A summary of the Company's stock option activity and related information follows for the years ended December 31, 1997, 1998 and 1999:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
Outstanding at December 31, 1996............................   1,739,352       $1.08
  Granted...................................................     670,000        0.94
  Exercised.................................................      (1,776)       0.16
  Canceled..................................................     (76,744)       0.83
                                                              ----------
Outstanding at December 31, 1997............................   2,330,832        1.05
  Granted...................................................   4,838,972        0.80
  Exercised.................................................    (354,440)       0.68
  Canceled..................................................    (177,812)       0.86
                                                              ----------
Outstanding at December 31, 1998............................   6,637,552        0.89
  Granted...................................................   6,120,000        6.88
  Exercised.................................................  (1,956,440)       0.92
  Canceled..................................................    (361,420)       2.21
                                                              ----------
Outstanding at December 31, 1999............................  10,439,692       $4.35
                                                              ==========

                              THE VIALINK COMPANY

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                         OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                 -----------------------------------   ----------------------
                                               WEIGHTED    WEIGHTED                  WEIGHTED
                                               AVERAGE     AVERAGE     EXERCISABLE   AVERAGE
RANGE OF                         OUTSTANDING   EXERCISE   REMAINING        AT        EXERCISE
EXERCISE PRICE                   AT 12/31/99    PRICE        LIFE       12/31/99      PRICE
--------------                   -----------   --------   ----------   -----------   --------
$0.15..........................       4,836     $ 0.15     5.2 years        4,836     $0.15
$0.45..........................       7,324     $ 0.45     6.2 years        7,324     $0.45
$0.75 to $0.83.................   3,876,620     $ 0.76     8.6 years    1,157,816     $0.76
$0.97..........................     120,800     $ 0.97     5.9 years      115,600     $0.97
$1.25..........................     360,000     $ 1.25     1.9 years      360,000     $1.25
$1.75..........................      32,112     $ 1.75     9.0 years       32,112     $1.75
$2.25..........................      60,000     $ 2.25     9.0 years       20,000     $2.25
$3.13..........................     360,000     $ 3.13     9.4 years           --        --
$3.60 to $3.82.................   3,316,000     $ 3.63     9.5 years           --        --
$4.82..........................      48,000     $ 4.82     9.4 years           --        --
$6.00..........................     650,000     $ 6.00     9.8 years           --        --
$15.22.........................   1,604,000     $15.22    10.0 years           --        --
                                 ----------                             ---------
                                 10,439,692                             1,697,688     $0.91
                                 ==========                             =========     =====

10. INCOME TAXES

     The components of the provision (benefit) for income taxes for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                      1997          1998        1999
                                                   -----------   ----------   --------
Current..........................................  $        --   $       --   $     --
Deferred.........................................   (1,112,127)   1,049,440         --
                                                   -----------   ----------   --------
Provision (benefit) for income taxes.............  $(1,112,127)  $1,049,440   $     --
                                                   ===========   ==========   ========

     The differences in federal income taxes at the statutory rate and the provision for income taxes for the years ended December 31, 1997, 1998, and 1999 are as follows:

                                                    1997          1998         1999
                                                 -----------   ----------   -----------
Income tax expense (benefit) at federal
  statutory
  rate.........................................  $(1,010,801)  $  577,687   $(4,296,227)
State income taxes.............................     (118,918)      67,963      (505,439)
Reduction of valuation allowance credited to
  additional paid-in capital...................           --           --     3,802,458
Benefit of net operating loss carryforwards not
  recognized...................................           --      401,302     1,012,326
Other..........................................       17,592        2,488       (13,118)
                                                 -----------   ----------   -----------
Provision (benefit) for income taxes...........  $(1,112,127)  $1,049,440   $        --
                                                 ===========   ==========   ===========

                              THE VIALINK COMPANY

     Deferred tax assets (liabilities) are comprised of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              ---------   -----------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $   2,980   $    15,738
  Compensated absences......................................     17,583        31,277
  Tax credit carryforwards..................................     24,985        26,990
  Unrealized loss on marketable securities..................    119,956            --
  Net operating loss carryforwards..........................    781,387     6,878,587
                                                              ---------   -----------
                                                                946,891     6,952,592
Deferred tax liabilities:
  Deferred service fees.....................................         --    (1,157,595)
  Discount on long-term debt................................         --      (908,666)
  Software development costs................................   (508,763)     (578,963)
  Depreciation and amortization.............................    (36,826)     (159,815)
                                                              ---------   -----------
Net deferred tax asset, before valuation allowance..........    401,302     4,147,553
Valuation allowance.........................................   (401,302)   (4,147,553)
                                                              ---------   -----------
Net deferred tax asset......................................  $      --   $        --
                                                              =========   ===========

     The discount recognized in 1999 for the value of the beneficial conversion feature in the note payable to Hewlett-Packard, and the assets recognized in 1999 for the value of the warrants issued to Ernst & Young LLP and i2 Technologies, Inc. were not recognized for income tax purposes. Accordingly, the Company established deferred tax liabilities totaling approximately $3.8 million for these temporary differences by reducing the amount recorded as additional paid in capital for the value of the beneficial conversion feature and the warrants. These deferred tax liabilities have been used to support the recoverability of an equivalent amount of deferred tax assets, thereby reducing the amount of valuation allowance. The benefit of this reduction in the valuation allowances has been recognized as additional paid-in capital.

     The Company's tax deduction for stock-based compensation in 1999 exceeds the cumulative expense for those options and warrants recognized for financial reporting purposes by approximately $7.2 million. This excess deduction is a component of the net operating loss carryforwards for which a deferred tax asset and corresponding valuation allowance of approximately $2.7 million have been recognized at December 31, 1999. When the net operating loss carryforwards are utilized for financial reporting purposes, this portion of the benefit will be credited directly to additional paid in capital.

     At December 31, 1999, the Company had net operating loss ("NOL") carryforwards for federal and state purposes of approximately $18,100,000 and $18,500,000, respectively, and other carryforwards of approximately $71,000. The Federal and State NOL carryforwards begin to expire in 2011.

     SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. The Company has recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 1998 and 1999 since the Company resembles a development stage company and has no history of profitability without the consulting assets that were sold in 1998.

                              THE VIALINK COMPANY

     The ability of the Company to utilize the NOL carryforward to reduce future taxable income taxes may be limited upon occurrence of certain capital stock transactions during any three-year period resulting in an aggregate ownership change of more than 50%.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases its office and storage space under operating leases. The terms range from month-to-month up to ten years and include options to renew. The Company also leases office equipment under various noncancelable lease agreements. Total rental expense in 1997, 1998 and 1999 for all leases was $455,369, $410,669 and $460,279, respectively.

     Future minimum lease payments under noncancelable leases at December 31, 1999 follows:

                                                           OPERATING
                                                             LEASES
                                                           ----------
2000.....................................................  $  958,000
2001.....................................................     781,000
2002.....................................................     371,000
2003.....................................................     353,000
2004.....................................................     348,000
Thereafter...............................................     345,000
                                                           ----------
Future minimum lease payments............................  $3,156,000
                                                           ==========

     Future minimum lease payments have not been reduced by future minimum sub-lease rentals of approximately $1.2 million under operating leases, with terms through 2005.

     In December 1997, the Company entered into an agreement with Investor Awareness to provide investor relations services. Subject to certain criteria in the agreement, Investor Awareness would be granted an option to purchase 40,000 shares of the Company's common stock at $1.5625 per share. The Company believes the criteria were not met and that Investor Awareness did not earn the option to purchase the 40,000 shares. Investor Awareness has filed a lawsuit alleging the Company failed to issue the option under the terms of the agreement. Although the outcome of any legal proceeding cannot be predicted with certainty, the Company believes the ultimate outcome of this proceeding will not have a material adverse effect on the Company's financial position but could be material to the results of operations in any one accounting period.

12. RETIREMENT PLAN

     The Company has a profit sharing plan (the "Plan") for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management's discretion. Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. The Company's discretionary matching percentage is up to 100% of each participant's total eligible contributions for a year. The Company made no contributions in 1997, 1998, or 1999.

13. SUBSEQUENT EVENT -- STOCK SPLIT

     On March 1, 2000, the Company's board of directors approved a two-for-one split of the common stock. Par value of the common stock will remain $.001 per share. The stock split will be effective March 28, 2000.

                              THE VIALINK COMPANY

     The effect of the stock split has been recognized retroactively in the stockholders' equity accounts in the balance sheet as of December 31, 1999, and in all share and per share data in the accompanying financial statements, notes to financial statements and supplemental financial data. Stockholders' equity accounts have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued shares from additional paid-in capital to the common stock account.

                                 [VIALINK LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may, and in certain cases, must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article VII of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Reference is made to Section 7 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act of 1933.

     We have entered into Indemnification Agreements with each of our directors, a form of which is filed as Exhibit 10.10 to this Registration Statement. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by Registrant in connection with the sale of common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $31,680
NASD fee....................................................   12,500
Nasdaq National Market listing fee..........................         *
Printing and engraving expenses.............................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Blue sky fees and expenses..................................         *
Transfer agent fees.........................................         *
Miscellaneous...............................................         *
                                                              -------
          Total.............................................  $      *
                                                              =======

---------------

* To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since February 1999, we have issued unregistered securities to a limited number of entities as described below. These issuances were deemed exempt from registration under the Securities Act in reliance on Section 4(2).

     In February 1999, we issued a $6.0 million secured convertible promissory note to Hewlett-Packard. Beginning in August 2000, this note becomes convertible into shares of our common stock at a price of $1.75 per share.

     In May 1999, we issued a warrant to Ernst & Young to purchase up to 1,000,000 shares of our common stock at an exercise price of $2.00 per share. In August 1999, Ernst & Young exercised warrants to purchase 250,000 shares of common stock, and in November 1999, Ernst and Young exercised warrants to purchase the remaining 750,000 shares of our common stock.

     In October 1999, we issued 895,536 shares of common stock and warrants to purchase 746,268 shares of common stock at an exercise price of $6.70 per share to i2 Technologies for $5.0 million.

     In May 2000, we issued 66,801 shares of common stock and warrants to purchase 10,021 shares of common stock at an exercise price of $41.92 per share to Hewlett-Packard for $2.0 million.

     In May 2000, we issued 66,801 shares of common stock and warrants to purchase 10,021 shares of common stock at an exercise price of $41.92 per share to i2 Technologies for $2.0 million.

     In May 2000, we issued 66,801 shares of common stock and warrants to purchase 10,021 shares of common stock at an exercise price of $41.92 per share to Millennium Partners for $2.0 million.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        1.1*             Form of Underwriting Agreement by and among the Registrant and the Underwriters
        2.1**            Agreement and Plan of Merger dated May 8, 1996 by and among the Registrant, Vantage Capital Resources, Inc., John
                         Simonelli, Larry E. Howell, Robert L. Barcum, Robert N.
                         Baker and David B. North
        2.2(1)           Asset Purchase Agreement dated June 12, 1997 by and among
                         ijob, Inc., Human Technologies, Inc., David C. Mitchell and
                         Ron Beasley
        2.3(2)           Asset Acquisition Agreement dated August 31, 1998 by and
                         between the Registrant and The NetPlex Group, Inc.
        2.4(2)           First Amendment to Asset Acquisition Agreement dated
                         September 9, 1998 by and between Registrant and The NetPlex
                         Group, Inc.
        2.5(2)           Stock Purchase Agreement dated December 31, 1998 by and
                         among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc.
        3.1(3)           Form of Certificate of Incorporation
        3.2(3)           Form of Bylaws
        4.1(4)           Form of Certificate of Common Stock
        4.2              See Exhibits 3.1 and 3.2 for provisions of the Registrant's
                         Certificate of Incorporation and Bylaws defining rights of holders of common stock of the Registrant
        4.3**            Form of Underwriter's Warrant Agreement by and between
                         Barron Chase Securities Inc. and the Registrant
        4.4(5)           Shareholder Agreement dated as of February 4, 1999 by and
                         between Registrant and Hewlett-Packard Company
        4.5(6)           Stock Option Agreement dated as of December 18, 1998 by and between Registrant and Brian Herman

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        4.6(7)           Registration Rights Agreement dated May 3, 1999 by and
                         between Registrant and Ernst & Young LLP
        4.7(8)           Securities Purchase Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
        4.8(8)           Common Stock Purchase Warrant dated October 12, 1999, issued by the Registrant to i2 Technologies, Inc.
        4.9(8)           Registration Rights Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
        5.1*             Opinion of Brobeck, Phleger & Harrison LLP, counsel to the
                         Registrant, regarding the legality of the securities covered by this registration statement
       10.1(5)           Note Purchase Agreement dated as of February 4, 1999 by and between the Registrant and Hewlett-Packard Company
       10.2**            Lease dated October 3, 1994 by and between the Registrant
                         and Oklahoma Christian Investment Corporation
       10.3(3)           Form of Subordinated Secured Convertible Promissory Note
                         dated as of February 4, 1999 issued by the Registrant in
                         favor of Hewlett-Packard Company
       10.4(5)           Security Agreement dated as of February 4, 1999 by and
                         between the Registrant and Hewlett-Packard Company
       10.5**            Exchange Agreement dated October 14, 1996 by and among the
                         Registrant, Robert L. Barcum, Robert N. Baker, Russell L.
                         Reinhardt, David B. North, John Simonelli, and Larry E.
                         Howell
       10.6(2)           Earn-out Agreement dated September 30, 1998 by and between the Registrant and The NetPlex Group, Inc.
       10.7(9)           Administrative Services Agreement dated August 31, 1998 by and between the Registrant and The NetPlex Group, Inc.
       10.8(9)           Sublease dated September 1, 1998 by and between Applied
                         Intelligence Group, Inc. and The NetPlex Group, Inc.
       10.9(9)           Software Remarketing and Reselling Agreement effective as of
                         September 1, 1998 by and between the Registrant and The
                         NetPlex Group, Inc.
       10.10(3)          Form of Indemnification Agreement dated February 9, 1998 by and between the Registrant and the Registrant's executive
                         officers
       10.11(3)          Employment Agreement dated October 1, 1998 by and between
                         the Registrant and Lewis B. Kilbourne
       10.12(3)          Employment Agreement dated October 1, 1998 by and between
                         the Registrant and Robert N. Baker
       10.13(10)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1995 Stock Option Plan, as amended and restated effective
                         September 1, 1998
       10.14(11)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1998 Non-Qualified Stock Option Plan
       10.15(12)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1998 Stock Grant Plan
       10.16(13)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1997 Employee Stock Purchase Plan
       10.17(4)          The viaLink Company 1999 Stock Option/Stock Issuance Plan
       10.18**           1999 Stock Option/Stock Issuance Plan Form of Stock Option
                         Agreement

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.19**           1999 Stock Option/Stock Issuance Plan Form of Stock Issuance
                         Agreement
       10.20**           1999 Stock Option/Stock Issuance Plan Form of Automatic
                         Stock Option Agreement
       10.21(4)          The viaLink Company 1999 Employee Stock Purchase Plan
       10.22(7)          Amended and Restated Alliance Agreement dated as of May 3,
                         1999 by and between the Registrant and Ernst & Young LLP
       10.23(7)          Master Services Agreement dated May 3, 1999 by and between the Registrant and Ernst & Young LLP
       10.24(8)          Alliance and Marketing Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
       10.25(8)          Software License dated October 12, 1999, by and between the
                         Registrant and i2 Technologies, Inc.
       10.26(14)         Office Building Sublease effective as of December 16, 1999, between Kerr-McGee Corporation and the Registrant
       10.27(14)         Employment Agreement made as of April 1, 1999, by and
                         between the Registrant and J. Andrew Kerner
       10.28(14)         Employment Agreement made as of April 9, 1999, by and
                         between the Registrant and David M. Lloyd
       10.29(14)         Employment Agreement made as of April 8, 1999, by and
                         between the Registrant and Robert I. Noe
       10.30(14)         Employment Agreement effective January 4, 2000 by and
                         between the Registrant and Patrick Fitzgerald.
       10.31(14)         Form of Addendum to Employment Agreement between the
                         Registrant and J. Andrew Kerner
       10.32(14)         Form of Addendum to Employment Agreement between the
                         Registrant and David M. Lloyd
       10.33(14)         Form of Addendum to Employment Agreement between the
                         Registrant and Robert I. Noe
       21.1(3)           Subsidiaries of Registrant
       23.1              Consent of KPMG LLP
       23.2              Consent of PricewaterhouseCoopers LLP
       23.3*             Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)

---------------

  *  To be filed by amendment.

 ** Incorporated herein by reference to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-5038-D), as amended.

 (1) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1997.

 (2) Incorporated herein by reference to the Registrant's Definitive Information Statement on Schedule 14-C filed October 15, 1998.

 (3) Incorporated herein by reference to the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-21729) filed April 19, 1999.

 (4) Incorporated herein by reference to the Registrant's Registration Statement on Form 8-A/A (File No. 333-05038-D) filed under Section 12(g) of the Exchange Act.

 (5) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated February 4, 1999.

 (6) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998.

 (7) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated May 3, 1999.

 (8) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated October 12, 1999.

 (9) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated October 27, 1998.

(10) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-69203).

(11) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-69319).

(12) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-47547).

(13) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-30073).

(14) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1999.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4), or 497(h)
     under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.

          (2) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Edmond, State of Oklahoma, on March 22, 2000.

                                            THE VIALINK COMPANY
                                            (Registrant)

                                            By:   /s/ LEWIS B. KILBOURNE
                                              ----------------------------------
                                                      Lewis B. Kilbourne
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Lewis B. Kilbourne and J. Andrew Kerner, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

               /s/ LEWIS B. KILBOURNE                  Chairman of the Board and Chief  March 22, 2000
-----------------------------------------------------    Executive Officer (principal
                 Lewis B. Kilbourne                      executive officer)

                 /s/ ROBERT N. BAKER                   President, Chief Operating       March 22, 2000
-----------------------------------------------------    Officer and Director
                   Robert N. Baker

                /s/ J. ANDREW KERNER                   Senior Vice President of         March 22, 2000
-----------------------------------------------------    Finance and Chief Financial
                  J. Andrew Kerner                       Officer (principal financial
                                                         and accounting officer)

                   /s/ SUE A. HALE                     Director                         March 22, 2000
-----------------------------------------------------
                     Sue A. Hale

                 /s/ JIMMY M. WRIGHT                   Director                         March 22, 2000
-----------------------------------------------------
                   Jimmy M. Wright

                 /s/ WARREN D. JONES                   Director                         March 22, 2000
-----------------------------------------------------
                   Warren D. Jones

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        1.1*             Form of Underwriting Agreement by and among the Registrant and the Underwriters
        2.1**            Agreement and Plan of Merger dated May 8, 1996 by and among the Registrant, Vantage Capital Resources, Inc., John
                         Simonelli, Larry E. Howell, Robert L. Barcum, Robert N.
                         Baker and David B. North
        2.2(1)           Asset Purchase Agreement dated June 12, 1997 by and among
                         ijob, Inc., Human Technologies, Inc., David C. Mitchell and
                         Ron Beasley
        2.3(2)           Asset Acquisition Agreement dated August 31, 1998 by and
                         between the Registrant and The NetPlex Group, Inc.
        2.4(2)           First Amendment to Asset Acquisition Agreement dated
                         September 9, 1998 by and between Registrant and The NetPlex
                         Group, Inc.
        2.5(2)           Stock Purchase Agreement dated December 31, 1998 by and
                         among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc.
        3.1(3)           Form of Certificate of Incorporation
        3.2(3)           Form of Bylaws
        4.1(4)           Form of Certificate of Common Stock
        4.2              See Exhibits 3.1 and 3.2 for provisions of the Registrant's
                         Certificate of Incorporation and Bylaws defining rights of holders of common stock of the Registrant
        4.3**            Form of Underwriter's Warrant Agreement by and between
                         Barron Chase Securities Inc. and the Registrant
        4.4(5)           Shareholder Agreement dated as of February 4, 1999 by and
                         between Registrant and Hewlett-Packard Company
        4.5(6)           Stock Option Agreement dated as of December 18, 1998 by and between Registrant and Brian Herman
        4.6(7)           Registration Rights Agreement dated May 3, 1999 by and
                         between Registrant and Ernst & Young LLP
        4.7(8)           Securities Purchase Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
        4.8(8)           Common Stock Purchase Warrant dated October 12, 1999, issued by the Registrant to i2 Technologies, Inc.
        4.9(8)           Registration Rights Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
        5.1*             Opinion of Brobeck, Phleger & Harrison LLP, counsel to the
                         Registrant, regarding the legality of the securities covered by this registration statement
       10.1(5)           Note Purchase Agreement dated as of February 4, 1999 by and between the Registrant and Hewlett-Packard Company
       10.2**            Lease dated October 3, 1994 by and between the Registrant
                         and Oklahoma Christian Investment Corporation
       10.3(3)           Form of Subordinated Secured Convertible Promissory Note
                         dated as of February 4, 1999 issued by the Registrant in
                         favor of Hewlett-Packard Company
       10.4(5)           Security Agreement dated as of February 4, 1999 by and
                         between the Registrant and Hewlett-Packard Company
       10.5**            Exchange Agreement dated October 14, 1996 by and among the
                         Registrant, Robert L. Barcum, Robert N. Baker, Russell L.
                         Reinhardt, David B. North, John Simonelli, and Larry E.
                         Howell

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.6(2)           Earn-out Agreement dated September 30, 1998 by and between the Registrant and The NetPlex Group, Inc.
       10.7(9)           Administrative Services Agreement dated August 31, 1998 by and between the Registrant and The NetPlex Group, Inc.
       10.8(9)           Sublease dated September 1, 1998 by and between Applied
                         Intelligence Group, Inc. and The NetPlex Group, Inc.
       10.9(9)           Software Remarketing and Reselling Agreement effective as of
                         September 1, 1998 by and between the Registrant and The
                         NetPlex Group, Inc.
       10.10(3)          Form of Indemnification Agreement dated February 9, 1998 by and between the Registrant and the Registrant's executive
                         officers
       10.11(3)          Employment Agreement dated October 1, 1998 by and between
                         the Registrant and Lewis B. Kilbourne
       10.12(3)          Employment Agreement dated October 1, 1998 by and between
                         the Registrant and Robert N. Baker
       10.13(10)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1995 Stock Option Plan, as amended and restated effective
                         September 1, 1998
       10.14(11)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1998 Non-Qualified Stock Option Plan
       10.15(12)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1998 Stock Grant Plan
       10.16(13)         The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                         1997 Employee Stock Purchase Plan
       10.17(4)          The viaLink Company 1999 Stock Option/Stock Issuance Plan
       10.18**           1999 Stock Option/Stock Issuance Plan Form of Stock Option
                         Agreement
       10.19**           1999 Stock Option/Stock Issuance Plan Form of Stock Issuance
                         Agreement
       10.20**           1999 Stock Option/Stock Issuance Plan Form of Automatic
                         Stock Option Agreement
       10.21(4)          The viaLink Company 1999 Employee Stock Purchase Plan
       10.22(7)          Amended and Restated Alliance Agreement dated as of May 3,
                         1999 by and between the Registrant and Ernst & Young LLP
       10.23(7)          Master Services Agreement dated May 3, 1999 by and between the Registrant and Ernst & Young LLP
       10.24(8)          Alliance and Marketing Agreement dated October 12, 1999, by and between the Registrant and i2 Technologies, Inc.
       10.25(8)          Software License dated October 12, 1999, by and between the
                         Registrant and i2 Technologies, Inc.
       10.26(14)         Office Building Sublease effective as of December 16, 1999, between Kerr-McGee Corporation and the Registrant
       10.27(14)         Employment Agreement made as of April 1, 1999, by and
                         between the Registrant and J. Andrew Kerner
       10.28(14)         Employment Agreement made as of April 9, 1999, by and
                         between the Registrant and David M. Lloyd
       10.29(14)         Employment Agreement made as of April 8, 1999, by and
                         between the Registrant and Robert I. Noe
       10.30(14)         Employment Agreement effective January 4, 2000 by and
                         between the Registrant and Patrick Fitzgerald.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.31(14)         Form of Addendum to Employment Agreement between the
                         Registrant and J. Andrew Kerner
       10.32(14)         Form of Addendum to Employment Agreement between the
                         Registrant and David M. Lloyd
       10.33(14)         Form of Addendum to Employment Agreement between the
                         Registrant and Robert I. Noe
       21.1(3)           Subsidiaries of Registrant
       23.1              Consent of KPMG LLP
       23.2              Consent of PricewaterhouseCoopers LLP
       23.3*             Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)

---------------

  *  To be filed by amendment.

 ** Incorporated herein by reference to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-5038-D), as amended.

 (1) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1997.

 (2) Incorporated herein by reference to the Registrant's Definitive Information Statement on Schedule 14-C filed October 15, 1998.

 (3) Incorporated herein by reference to the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-21729) filed April 19, 1999.

 (4) Incorporated herein by reference to the Registrant's Registration Statement on Form 8-A/A (File No. 333-05038-D) filed under Section 12(g) of the Exchange Act.

 (5) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated February 4, 1999.

 (6) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998.

 (7) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated May 3, 1999.

 (8) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated October 12, 1999.

 (9) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated October 27, 1998.

(10) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-69203).

(11) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-69319).

(12) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-47547).

(13) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8, as amended (Reg. No. 333-30073).

(14) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1999.